UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Trimble Inc.
(Name of registrant as specified in its charter)

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transforming the way the world works

2020
Notice of Annual Meeting of Stockholders
and Proxy Statement

TRIMBLE INC.
Notice of Annual Meeting of Stockholders

When:	Where:	Who Can Vote:	Items of Business:
Tuesday, May 27, 2020, at 5:00 p.m. Pacific time	Virtually via the internet at www.virtualshareholdermeeting.com/TRMB2020	Stockholders of record at the close of business on March 30, 2020	Four proposals, as listed below
The following items of business will be voted on at the 2020 annual meeting of stockholders (“Annual Meeting”) of Trimble Inc. (the “Company”):

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To hold an advisory vote on approving the compensation for our Named Executive Officers.

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the current fiscal year ending January 1, 2021.

4.	To approve an amendment to the 2002 Stock Plan to increase the number of shares of Common Stock available for the grant of options and awards.
YOUR VOTE IS IMPORTANT. All stockholders are cordially invited to attend the Annual Meeting via the internet. We will be hosting the Annual Meeting via live webcast on the internet. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2020. Stockholders may vote and ask questions while connected to the Annual Meeting on the internet. You will not be able to attend the Annual Meeting in person. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/TRMB2020. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/TRMB2020. However, to ensure your representation at the meeting, you are urged to vote in advance of the meeting via the internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy.
On approximately April 15, 2020, we mailed to our stockholders (other than those who previously requested electronic delivery or full printed materials) a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our Annual Meeting materials, including our proxy statement, our annual report and proxy card. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials. If you received a paper copy of our Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the internet, which are both available at
investor.trimble.com/annuals-and-proxies.

For the Board of Directors,
Steven W. Berglund
Executive Chairman of the Board
April 15, 2020

TRIMBLE INC.
Proxy Statement
for Annual Meeting of Stockholders

Table of Contents

Introduction
Information Regarding the Meeting	1
Executive Overview	5
Proposals
Item 1. Election of Directors	9
Item 2. Advisory Vote on Executive Compensation	14
Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm	15
Item 4. Approval of Amendment to the 2002 Stock Plan	16
Board Matters
Board Meetings and Committees; Director Independence	28
Non-Employee Director Compensation	33
Executive Compensation
Compensation Discussion and Analysis	35
Compensation Committee Report	53
Executive Compensation Tables	54
Post-Employment Compensation	59
CEO Pay Ratio	63
Other Information
Audit Committee Report	64
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	65
Certain Relationships and Related Transactions	68
Householding	68
Other Matters	68
Appendices
Appendix A: Reconciliation of GAAP to non-GAAP Financial Measures	A-1
Appendix B: Amended and Restated 2002 Stock Plan	B-1

INFORMATION REGARDING THE MEETING
The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors”) of Trimble Inc., a Delaware corporation (the “Company”), for use at the Company’s annual meeting of stockholders (“Annual Meeting”), to be held live via the internet, on Tuesday, May 27, 2020, at 5:00 p.m. Pacific time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.
You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2020. Our Board of Directors annually considers the appropriate format of our annual meeting. In light of the unprecedented coronavirus (COVID-19) global pandemic and worldwide restrictions on travel and public gatherings, and in consideration of the health and well-being of our employees and stockholders, we will only be hosting the Annual Meeting via live webcast on the internet. Hosting the Annual Meeting via the internet also provides expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in person annual meeting of stockholders.
Our virtual Annual Meeting allows stockholders to submit questions and comments during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
The Annual Meeting webcast will begin promptly at 5:00 p.m. Pacific time.  We encourage you to access the Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 4:45 p.m. Pacific time, and you should allow ample time for the check-in procedures.
The Company’s principal executive offices are located at 935 Stewart Drive, Sunnyvale, California 94085. The telephone number at that address is (408) 481-8000.
A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company’s Investor Relations Department at 935 Stewart Drive, Sunnyvale, California 94085. Full copies of the Company’s annual report on Form 10-K for the 2019 fiscal year, and proxy statement, each as filed with the Securities and Exchange Commission (“SEC”) are available via the internet at the Company’s web site at investor.trimble.com/annuals-and-proxies.
Internet Availability of Proxy Materials
Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. As a result, on or about April 15, 2020, we mailed our stockholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help minimize the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Information Concerning Solicitation and Voting
Record Date and Shares Outstanding
Stockholders of record at the close of business on March 30, 2020 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 249,729,433 shares of common stock, $0.001 par value (“Common Stock”). A list of stockholders entitled to vote at the Annual Meeting is expected to be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/TRMB2020 by using the 16-digit control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attn: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the internet) or by attending the meeting and voting live via the internet at www.virtualshareholdermeeting.com/TRMB2020. Attendance at the virtual meeting will not, by itself, revoke a proxy.
Voting
Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. An automated system administered by the Company’s agent tabulates the votes.
Abstentions and broker non-votes are each included in the determination of the presence or absence of a quorum at the Annual Meeting. The required quorum is a majority of the shares outstanding on the Record Date. Abstentions and broker non-votes will be taken into account only for purposes of determining whether a quorum is present, and will not be taken into account in determining the outcome of any of the items submitted to a vote of the stockholders.
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power with respect to that item and has not received instructions with respect to that item from the beneficial owner, despite voting on at least one other item for which it does have discretionary authority or for which it has received instructions. If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Item 3 is a routine matter. Items 1, 2 and 4 are non-routine matters.
A plurality of the votes cast will determine Item 1 (Election of Directors). However, since this is an uncontested election of directors, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board of Directors, and within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. Items 2, 3 and 4 require the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2020 or by proxy on such item.
Voting via the Internet or by Telephone
Stockholders may vote by submitting proxies electronically either via the internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a stockholder’s name or whether shares are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each stockholder.
In order to allow individual stockholders to vote their shares and to confirm that their instructions have been properly recorded, the internet and telephone voting procedures have been designed to authenticate each stockholder’s identity. Stockholders voting via the internet should be aware that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that will be borne solely by the individual stockholder. If you submit a proxy via the internet or by telephone, you do not need to return your proxy card.

Voting During the Virtual Annual Meeting
You will need the 16-digit control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting.  Instructions on how to connect to the Annual Meeting and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/TRMB2020. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Registered Stockholders
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered stockholder with respect to those shares. A Notice for registered stockholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered stockholders have the right to vote live via the internet at
www.virtualshareholdermeeting.com/TRMB2020.
Beneficial Stockholders
If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial stockholder of those shares. A Notice for beneficial stockholders was forwarded to you together with voting instructions. In order to vote via the internet at the Annual Meeting, beneficial stockholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote live via the internet at www.virtualshareholdermeeting.com/TRMB2020.
Solicitation of Proxies
The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to solicit proxies, for which services the Company has agreed to pay approximately $8,000 as well as a solicitation charge per stockholder in the event individual holders are solicited. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.
Deadline for Receipt of Stockholder Proposals for 2021 Annual Meeting
Stockholders are entitled to present proposals for action at future stockholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.
Proposals of stockholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2021 annual meeting of stockholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary—Stockholder Proposals, Trimble Inc. at 935 Stewart Drive, Sunnyvale, California 94085) no later than December 16, 2020. Stockholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a stockholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.
Stockholders who wish to offer proposals at the Annual Meeting will be required to send notice to the Company with information concerning the proposal, the stockholder giving such notice, and any beneficial owner on whose behalf the proposal is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 27, 2021 and not later than February 26, 2021, except if the annual meeting for 2020 is called for a date earlier than April 27, 2021 or later than June 26, 2021, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2021 is mailed or the date the Company announces the date of the annual meeting for 2021, whichever occurs first. The proxy holders for the Company’s 2021 annual meeting of stockholders will have the discretionary authority to vote against any stockholder proposal that is not timely if it is properly raised at such annual meeting, even though such stockholder proposal is not discussed in the Company’s proxy statement related to that stockholder meeting.
Stockholders who wish to nominate one or more candidates for election as a director will be required to send notice to the Company with the information and undertakings concerning the nominee, the stockholder giving such notice, and any beneficial owner on whose behalf the nomination is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 27, 2021 and not later than February 26, 2021, except if the annual meeting for 2021 is called for a date earlier than May 2, 2021 or later than June 21, 2021, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2021 is mailed or the date the Company announces the date of the annual meeting for 2021, whichever occurs first.
The proxy card provided in conjunction with this proxy statement, to be used in connection with the 2020 Annual Meeting, grants the proxy holder discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting.

EXECUTIVE OVERVIEW
2020 Annual Meeting of Stockholders
DATE AND TIME: May 27, 2020, 5:00 p.m. Pacific time
PLACE: Virtually via the internet at www.virtualshareholdermeeting.com/TRMB2020

RECORD DATE: March 30, 2020
This overview highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10-K for the year ended January 3, 2020.
Voting Matters

Proposal	Description	Board Recommendation
Proposal 1:	To elect directors to serve for the ensuing year and until their successors are elected	FOR
Proposal 2:	To hold an advisory vote on approving the compensation for our Named Executive Officers	FOR
Proposal 3:	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the current fiscal year ending January 1, 2021	FOR
Proposal 4:	To approve an amendment to the 2002 Stock Plan to increase the number of shares of Common Stock available for the grant of options and awards.	FOR
Business Highlights
In 2019, we achieved record levels of revenue, profit, operating cash flow and earnings per share. We continued to develop the competitive strength of our core businesses, while focusing on a healthy balance for our business portfolio with respect to end market exposure, geographic diversity and business model mix.
We also continued to increase the level of software centricity of our offerings and revenue streams. We finished 2019 with software, services, and recurring revenues representing approximately 57 percent of total Company revenue. We reached $1.13 billion in annualized recurring revenue at the end of the year, up 6 percent on a year-over-year basis and representing approximately 34 percent of total revenue for the year.
Financial highlights for the year included:

•	Total year GAAP revenue was $3.264 billion; revenue increased 5 percent as compared to fiscal 2018.

•
Total year non-GAAP revenue was $3.271 billion; non-GAAP revenue increased 4 percent as compared to fiscal 2018, with organic growth of approximately 2 percent. See Appendix A to this Proxy Statement for a reconciliation of GAAP to non-GAAP financial measures.

•
Software, services and recurring revenue grew to 57 percent of total revenue, with annualized recurring revenue, calculated on the basis of non-GAAP revenue, in the fourth quarter 2019 of $1.13 billion.

•	GAAP operating income was $375.9 million in 2019, up 17 percent as compared to fiscal 2018. GAAP operating income as a percentage of revenue was 11.5 percent as compared to 10.3 percent in 2018.

•
Non-GAAP operating income was $667.8 million in 2019, up 4 percent as compared to fiscal 2018. Non-GAAP operating income as a percentage of revenue was 20.4 percent as compared to 20.6 percent in 2018.

•	GAAP diluted net income per share was $2.03 as compared to $1.12 in fiscal 2018.

•	Non-GAAP diluted net income per share was $1.99 as compared to $1.94 in fiscal 2018.

•	Operating cash flow for fiscal 2019 was $585 million, up 20 percent as compared to fiscal 2018. During fiscal 2019, Trimble repurchased $180 million of its common stock.

Long-term performance
Trimble has an excellent record of performance and creating stockholder value over an extended period of time.

	1 year	3 years	5 years	10 years	15 years	20 years
Trimble	26.7%	11.4%	9.5%	12.7%	11.4%	13.0%
S&P 500 (TR)	31.5%	15.3%	11.7%	13.6%	9.0%	6.1%

Trimble’s total return over the 20 year time horizon illustrates the long-term outperformance through economic cycles. Trimble's cumulative total return has also significantly outperformed the S&P 500 over the 20 year time horizon, as shown in the graph below.
Corporate Governance Highlights
Our Board of Directors recognizes that Trimble’s success over the long term requires a strong corporate governance framework. Below are highlights of our corporate governance framework:

•	Our directors are elected annually.

•
We separate the positions of Executive Chairman of the Board, CEO and Lead Independent Director, which provides a balance in our leadership structure and helps ensure a strong independent and active Board.

•	In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive a majority is required to tender his or her resignation.

•	We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.

•	We focus on board refreshment and diversity, as evidenced by the fact that half of our directors have less than five years of tenure and thirty percent of our directors are female:

•	A succession planning process is in place and we actively plan for executive succession on an ongoing basis.

•	We have double trigger change in control arrangements for new equity issuances, with no excise tax gross up.

•	We actively engage our stockholders for feedback.
Trimble Mission and Operating System
Since the founding of Trimble in 1978, we have pursued a mission to Transform the Way the World Works by delivering products and services that connect the physical and digital worlds. To deliver on this mission, we apply the Trimble Operating System, which is a framework that calls on us to continually focus on the three dimensions of strategy, people and execution. Our focus on breakthrough strategy includes serving compelling markets by developing transformative and connected solutions and building innovative platforms for the industries we serve. We develop, engage and retain extraordinary people, who can inspire purpose and vision, and we strive to draw out the best from each other to achieve meaningful results. We seek to achieve excellent execution and perform to our potential, enabled by effective structure and systems. These build on, and reinforce, each other to create a high-performing organization.
Responsible Corporate Citizenship (RCC)
Responsible Corporate Citizenship (RCC) is at the core of Trimble’s solutions and culture. Our RCC program is integral to ensuring that we remain true to our mission to Transform the Way the World Works while fulfilling our commitments as a company, an employer and a contributor to society.
Five key pillars underlie Trimble’s RCC program, reflecting what we believe are the most important areas where our strategy and corporate responsibility intersect:

•
Our Solutions. This pillar encompasses our customer solutions, which connect the digital and physical worlds to improve environmental sustainability, maximize productivity and ensure safety in the construction, transportation, geospatial and agricultural industries, among others. By transforming how the world’s work gets done, our solutions work to further our sustainability impact. Many of our solutions throughout our construction, agriculture and transportation businesses enable field work to be completed more productively, more efficiently and with less fuel usage, which results not only in cost savings to our customers, but also results in reduced greenhouse gas emissions. We also have solutions that help protect water resources, as well as reduce scrap and rework on construction sites.

•
Our People. This pillar addresses our commitment to providing every employee with the opportunity to learn, grow, and excel in a respectful and collaborative workplace. At the heart of our culture is an entrepreneurial and growth-oriented spirit, supported by the opportunity to experience myriad industries within one family of companies. We value diversity of gender, race, and nationality, knowing it drives our best thinking--and it starts at the top. Trimble’s Board of Directors includes three women out of a total of ten members, and we are focused on measuring and increasing gender balance in high impact roles such as front-line management, engineering, product management and sales.

•
Environment. This pillar encompasses environmental stewardship, which is a fundamental aspect of our sustainability commitment. We are continually implementing new ways to measure and manage our environmental impact while developing new systems and practices used to capture value from our operations. We are particularly focused in the areas of responsible sourcing, product life cycle, measuring our carbon footprint and reducing our emissions and environmental impact.

•
Communities. This pillar addresses our commitment to supporting numerous charitable and educational organizations, and encouraging our employees to become engaged in local and global volunteer efforts. We have established Trimble Foundation, a donor-advised fund that focuses its charitable giving on the dual missions of supporting natural disaster relief and recovery and promoting female education and empowerment in the developing world. Trimble Foundation provides a platform to exemplify Trimble Inc. as a purpose-driven company and solidifies our philanthropic efforts in supporting the communities we serve.

•
Governance, Ethics and Compliance. This foundational pillar focuses on our adherence to sound corporate governance principals, ethics and compliance in all aspects of our business. Our Board of Directors sets high standards for our directors, officers and employees, and for the conduct of our business worldwide. Trimble’s success is grounded in effective behavior that is based on demanding values. One such key value is the belief in an uncompromised ethical standard. We also maintain various compliance and training initiatives, including programs that address anti-bribery and anti-corruption, conflict minerals and supplier codes of conduct, environmental compliance, third party compliance and ethics, trade compliance and quality management systems.

More information about Trimble’s responsible corporate citizenship and sustainability efforts is available at: https://www.trimble.com/Corporate/RCC/Responsible_Corporate_Citizenship.aspx.
Executive Compensation Highlights
Our executive compensation philosophy is based on our continuing effort of fostering and supporting a pay-for-performance culture. We have designed our executive compensation programs to closely align with the interest of our stockholders. As discussed in detail under “Compensation Discussion and Analysis,” our executive compensation program provides short-term cash and long-term equity components, with a significant weight toward long-term equity awards tied closely to stockholder returns and long-term objectives.
Key Policies and Practices
The following summarizes some of our key executive compensation and related policies and practices:

What we do	What we don’t do
✓  Use a pay-for-performance philosophy
✓  Maintain an independent compensation committee
✓  Retain an independent compensation advisor
✓  Review executive compensation and conduct an overall compensation risk assessment annually
✓  Place compensation “at risk,” with a majority of executive compensation in the form of performance-based incentives
✓  Maintain a stock ownership policy that requires our CEO and executive officers to hold a minimum ownership level of our common stock
✓  Maintain a “clawback” policy, which in the event of a material restatement of our financial results, allows for the recovery of certain compensation from our executive officers.
✓  Hold an annual stockholder advisory vote on executive compensation

✗   No executive-only pension arrangements or retirement plans
✗   No significant perquisites or other personal benefits for our executive officers
✗   No tax reimbursements or “gross up” payments, other than related to standard relocation benefits
✗   No special health or welfare benefits for executives
✗   No hedging or pledging of our equity securities
✗   No stock option re-pricing
✗   No single trigger change in control arrangements for new equity issuances

Stockholder Engagement
Trimble’s Board of Directors values the opinions of our stockholders and carefully considers feedback received with regard to our governance practices and executive compensation program. Over the past several years, our management team has engaged with a significant number of our largest stockholders to better understand their views regarding our approach to executive compensation. In recent years, we have made changes to our executive compensation programs in response to this input and based upon our ongoing review of best practices. These changes have included:

•	Adopting a clawback policy

•	Extending stock ownership guidelines to our CFO and Named Executive Officers

•	Eliminating quarterly performance periods for executive bonus plans

•	Eliminating all single-trigger vesting in connection with new equity issuances
At our 2019 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 95% of the votes cast in favor of the proposal. The Compensation Committee will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

ITEM 1
ELECTION OF DIRECTORS
Nominees
A board of ten directors is to be elected at the Annual Meeting. The Board of Directors has authorized the nomination at the Annual Meeting of the persons named below as candidates. All nominees currently serve on the Board of Directors. Each of the directors except for Mr. Berglund and Mr. Painter are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules.
Each of the director nominees listed below was elected to be a director at the Company’s 2019 annual meeting of stockholders except for Mr. Painter and Mr. Ekholm, who were each appointed by the Board of Directors to serve as a director of the Company effective January 4, 2020.
The names of the nominees and certain information about them, as of the Record Date, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Steven W. Berglund	68	Executive Chairman of the Company	1999
Börje Ekholm	57	President and Chief Executive Officer of Ericsson	2020	(1)
Kaigham (Ken) Gabriel	64	President and Chief Executive Officer of The Charles Stark Draper Laboratory	2015
Merit E. Janow	61	Dean of the Faculty, School of International and Public Affairs, Columbia University	2008
Meaghan Lloyd	45	Partner and Chief of Staff of Gehry Partners, LLP	2016
Sandra MacQuillan	53	Executive Vice President of Mondelez Global LLC	2018
Ronald S. Nersesian	60	President and Chief Executive Officer, Keysight Technologies	2011
Robert G. Painter	48	President and Chief Executive Officer of the Company	2020
Mark S. Peek *	62	Managing Director and Head of Workday Ventures	2010
Johan Wibergh	56	Group Technology Officer and Chief Information Officer, Vodafone	2018

*	Lead independent director

(1)	Mr. Ekholm was reappointed to the Board of Directors effective as of January 2020, having previously served as a director of the Company from 2015 to 2017.

Steven W. Berglund became executive chairman of the Company on January 4, 2020, after serving as president and chief executive officer since March 1999. Prior to joining Trimble, Mr. Berglund was president at Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. Mr. Berglund serves on the board of the Silicon Valley Leadership Group and the Association of Equipment Manufacturers (AEM) and is chairman of AEM’s construction sector board. He is also a member of the board of directors and audit committee of Belden Inc., a global provider of end-to-end signal transmission solutions.
Qualifications: Mr. Berglund is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s business and operations, resulting from his service as director, president and chief executive officer of the Company since 1999. In addition, Mr. Berglund brings to the Board of Directors extensive industry experience.

Börje Ekholm has been president and chief executive officer of Ericsson, a multinational networking and telecommunications company, since January 2017. From 1992 to January 2017, he held various positions with Investor AB, an investment firm and holding company with controlling stakes in several large Swedish companies and smaller positions in a number of other firms. Mr. Ekholm's positions with Investor AB included: from May 2015 to January 2017, he was chief executive officer of Patricia Industries, a unit of Investor AB that includes its wholly-owned and partner-owned companies, as well as financial investments; from 2005 to May 2015, he was president and chief executive officer of Investor AB; from 1997 to 2005, he was responsible for all private equity investment activities within Investor AB and was also head of Investor Growth Capital, Investor AB’s wholly owned venture capital arm; from 1995 to 1997, he founded and managed Novare Kapital, an early stage venture capital company owned by Investor AB; and from 1997 to 2015, he was also a member of Investor AB’s Management Group. Mr. Ekholm is also a director of Alibaba Group and Ericsson, and within the past five years was a director of Nasdaq. He also currently serves on the board of the Swedish American Chamber of Commerce New York and the board of trustees at Choate Rosemary Hall. Mr. Ekholm has a Master of Business Administration from INSEAD, France and holds a Master of Science in Electrical Engineering from the KTH Royal Institute of Technology in Stockholm.
Qualifications: Mr. Ekholm is qualified to serve as director of the Company because he brings a valuable combination of operational and financial management expertise, particularly in the areas of networking and telecommunications, through his experience as president and chief executive officer of Ericsson, and of venture capital, through his experience serving as president and chief executive officer of Patricia Industries and Investor AB, and manager of Novare Kapital. In addition, Mr. Ekholm brings management expertise from a diverse range of industries and organizations through serving as chairman of the board of Nasdaq OMX and a director of Alibaba Group, Telefonaktiebolaget LM Ericsson and the KTH Royal Institute of Technology.

Kaigham (Ken) Gabriel is the president and chief executive officer of The Charles Stark Draper Laboratory, an independent not-for-profit research institution that develops innovative technology solutions in the fields of national security, space, biomedical systems and energy. He has held that position since October 2014. Prior to that, Dr. Gabriel served as deputy director of the Advanced Technology and Projects (ATAP) group at Google from 2012 to 2014 and as corporate vice president at Google/Motorola Mobility. From 2009 to 2012, he was the deputy director, and then acting director, of the Defense Advanced Research Projects Agency (DARPA) in the Department of Defense. Between 2002 and 2009, Dr. Gabriel was the Co-Founder, Chairman and Chief Technology Officer of Akustica, a fabless semiconductor company that commercialized Micro Electro Mechanical Systems audio devices and sensors. Dr. Gabriel holds SM and ScD degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.
Qualifications: Dr. Gabriel is qualified to serve as director of the Company because of his strong background and experience in management in technology companies, including in his current position as president and chief executive officer of Draper Laboratory. Dr. Gabriel also brings deep technological expertise and knowledge of the industry to the Company.

Merit E. Janow has been a professor at Columbia University’s School of International and Public Affairs (SIPA) since 1994. She has had a number of leadership positions at the University and became Dean of the Faculty at SIPA in July 2013. Previously, she directed the program in international finance and economic policy. Professor Janow regularly teaches advanced courses in international trade, World Trade Organization (WTO) law, and comparative antitrust at Columbia Law School, and international economic policy and China in the Global Economy at SIPA. She has published numerous articles and several books on international trade and economic matters. Professor Janow has had several periods of public service: she served as one of seven members of the WTO’s Appellate Body from 2003-2007, she served as the Executive Director of an international antitrust advisory committee to the attorney general from 1997-2000, and Deputy Assistant U.S. Trade Representative for Japan and China from 1990-1993. Professor Janow served on the board of directors of the Nasdaq Stock Markets LLC of the Nasdaq OMX Group from 2005 - 2016. Since 2001, Professor Janow has served on the board of directors of a cluster of the American Funds family comprising the Capital Income Builder (CIB) Fund, the World Growth and Income (WGI) Fund and the New Economy Fund (NEF). In 2007, she joined the board of another fund cluster of the American Funds family, the American Funds Insurance Series (AFIS), the American Fund Target Date Retirement Fund (AFTD) and the Fixed Income (FI) Fund. In June 2014, she joined the board of Mastercard. Professor Janow holds a B.A. in Asian Studies from the University of Michigan and a J.D. from Columbia Law School where she was a Stone Scholar.

Qualifications: Professor Janow is qualified to serve as director of the Company based on her extensive knowledge and experience in international trade and economics, which provide valuable insight to the Company given the global nature of its business. Professor Janow also brings to the Board of Directors significant investment management expertise through her experience serving on the boards of several mutual funds.

Meaghan Lloyd is the chief of staff and a partner at Gehry Partners, LLP, a full service architectural firm with extensive international experience in the design and construction of academic, museum, theater, performance, and commercial projects. Founded in 1962 in Los Angeles, California, Gehry Partners’ mission is to raise architecture to the level of art, while creating buildings that meet the project’s functional and budgetary needs. She has held this position since 2009. Prior to this, she was a designer working with Frank Gehry in the firm. In addition to her duties at Gehry Partners, she served as chief executive officer of Gehry Technologies, Inc., a cloud-based software and service company for the architectural, engineering and construction sectors, from 2013 to 2014. Ms. Lloyd received her Bachelor of Science in Architectural Studies from the University of Illinois, Champaign-Urbana and her Masters of Architecture from Yale University. She is a board member of Turnaround Arts California.
Qualifications: Ms. Lloyd is qualified to serve as a director of the Company because she brings a valuable combination of operational and project management expertise, and because of her significant industry knowledge and experience in the areas of architecture, construction and design from her work with Gehry Partners, LLP.

Sandra MacQuillan is executive vice president, integrated supply chain, at Mondelez Global LLC, a multinational food and beverage company. From 2015 to May 2019, she was senior vice president and chief supply chain officer at Kimberly-Clark Corporation, with responsibility globally for procurement, manufacturing, logistics, quality, safety and sustainability. From 2009 to 2015, Ms. MacQuillan served as global vice president, supply chain for Global Petcare, a $15 billion business of Mars, Incorporated and was responsible for procurement, manufacturing, engineering and logistics. During her tenure at Mars, she also served in a variety of operations and supply chain roles since joining the company in 1994. Ms. MacQuillan has extensive international experience in procurement, technology and engineering, and has lived and worked in the UK, Czech Republic, Russia, Middle East, Belgium and now in the U.S. Ms. MacQuillan earned her bachelor's degree in mechanical engineering with honors from the University of Greenwich, UK and was awarded Chartered Engineer status from the Institution of Mechanical Engineers, London.
Qualifications: Ms. MacQuillan is qualified to serve as a director of the Company because of her extensive business operations experience, particularly in the areas of supply chain and logistics management, gained from her roles at several large multinational companies. Ms. MacQuillan also brings a strong international business perspective and broad domain knowledge and experience in procurement, technology and engineering.

Ronald S. Nersesian has been president and chief executive officer of Keysight Technologies, an electronic measurement company, since 2013, when Agilent Technologies announced the separation of its electronic measurement business and launched Keysight Technologies. From November 2012 to September 2013, he served as president and chief operating officer of Agilent Technologies. From November 2011 to November 2012, he served as Agilent Technologies’ executive vice president and chief operating officer. From March 2009 to November 2011, Mr. Nersesian served as president of Agilent’s Electronic Measurement group (EMG), and from February 2005 to March 2009, he served as the vice president and general manager of the Wireless Business Unit of EMG. Mr. Nersesian joined Agilent in 2002 as vice president and general manager of the company’s Design Validation Division. Mr. Nersesian began his career in 1982 with Computer Sciences Corporation as a systems engineer for satellite communications systems. In 1984, he joined Hewlett-Packard, and served in a range of management roles during his tenure. In 1996, Mr. Nersesian joined LeCroy Corporation as vice president of worldwide marketing and subsequently assumed other senior management roles, including senior vice president and general manager of the company’s digital storage oscilloscope business. Mr. Nersesian is chairman of the Board of Directors of Keysight. He is also a member of Georgia Tech’s Advisory Board. Mr. Nersesian holds a bachelor's degree in electrical engineering from Lehigh University and an MBA from New York University, Stern School of Business.
Qualifications: Mr. Nersesian is qualified to serve as director of the Company because of his strong business operational experience with technology companies and management expertise developed over three decades. This breadth of experience includes his current position as president and chief executive officer of Keysight

Technologies. Mr. Nersesian has extensive experience in managing and growing international technology enterprises, which is directly relevant and valuable to the Company.

Robert G. Painter became Trimble’s president and chief executive officer in January 2020, having first joined the Company in 2006. From 2016 through 2019, he served as the Company's chief financial officer, responsible for Trimble’s worldwide finance operations. In 2015, Mr. Painter was appointed vice president of Trimble Buildings, a Trimble group focused on "building information modeling" (BIM)-centric businesses that span the design-build-operate continuum of the building lifecycle. From 2011 to 2014, he served as general manager of the Company’s joint venture with Hilti, which was created to foster collaborative development of product innovations for the building construction industry. From 2009 to 2010, he served as general manager of the Company’s Construction Services Division. Mr. Painter joined Trimble in 2006 and assumed leadership of Trimble’s business development, leading acquisition and corporate strategy activities. Prior to joining the Company, Mr. Painter served in a variety of management and finance positions at Cenveo, Rapt Inc., Bain & Company, Whole Foods Market, and Kraft Foods. Mr. Painter holds a bachelor's degree in finance from West Virginia University and an MBA from Harvard University.
Qualifications: Mr. Painter is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s businesses, finances and operations, resulting from his service in various senior management roles in different functional areas and operating divisions of the Company, including his service as chief financial officer of the Company from 2016 to 2019. In addition, Mr. Painter brings to the Board of Directors extensive operating and finance experience from his senior roles in other large companies prior to joining the Company.

Mark S. Peek is managing director and head of Workday Ventures, the strategic investment arm of Workday, Inc., a leading provider of enterprise cloud applications for finance and human resources. He has held this position since February 2018. From June 2015 to February 2018, Mr. Peek was co-president of Workday. He joined Workday in June 2012 as chief financial officer and served in that capacity until April 2016. From December 2011 to June 2012, Mr. Peek also served on the board of directors of Workday. Prior to joining Workday, Mr. Peek was president, business operations and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as chief financial officer of VMware, Inc. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Mr. Peek serves on the Advisory Board of the Foster School of Business at the University of Washington. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.
Qualifications: Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, as well as his industry knowledge regarding “software as a service” (SaaS) and cloud computing. Mr. Peek brings key financial expertise gained through his service as chief financial officer at Workday, Inc., as chief financial officer at VMware, as chief accounting officer at Amazon.com, and his 19 years of experience at Deloitte. Mr. Peek brings valuable technology industry knowledge from his role as managing director and co-head of Workday Ventures and his prior service as co-president of Workday.

Johan Wibergh is Group Technology Officer and Chief Information Officer of Vodafone, a global telecommunications provider. He has held that position since May 2015. Before joining Vodafone, Mr. Wibergh held various management positions at Ericsson since 1997, including, from 2008, Executive Vice President and Head of Business Unit Networks. Prior to that, he held various management positions in other businesses in the information technology (IT) industry. Mr. Wibergh holds a Master in Computer Science from Linköping University in Sweden, and has attended various executive management programs during his career.
Qualifications: Mr. Wibergh is qualified to serve as director of the Company because he brings valuable expertise in technologies relevant to the Company, including network and wireless connectivity, cybersecurity and cloud computing. Mr. Wibergh also has a strong background in managing technology businesses and international operations, including as a result of his current position as Group Technology Officer and Chief Information Officer of Vodafone.

Vote Required
Directors are currently elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Accordingly, the nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Pursuant to our majority voting policy, if any nominee for director in this election receives a greater number of votes "withheld" from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board of Directors within five days following the certification of the election results. Within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. We will then publicly disclose the determination of the Board of Directors. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present, but they will not be taken into account in determining the outcome of the election of directors.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the nominees named above. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted "for" the election of all of the director nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the election of the above-named nominees to the Board of Directors.

ITEM 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
This proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal gives the Company’s stockholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.
The Say on Pay vote is a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management.
The Say on Pay vote allows our stockholders to express their opinions regarding the decisions of the Compensation Committee with respect to the 2019 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on, or overrule, any decisions by the Board of Directors. In addition, it will not create or imply any additional fiduciary duty on the part of the Board of Directors.
The Company is providing its stockholders with the opportunity to cast an advisory Say on Pay vote every year, until the next advisory vote on the frequency of such votes.
At the Company’s 2019 Annual Meeting of Stockholders, 95% of the votes cast were in favor of the Say on Pay vote and our executive compensation program. In reviewing our executive compensation policies and practices since the vote, our Board of Directors and Compensation Committee have been mindful of the level of support that our stockholders expressed for our approach to executive compensation. Following their annual review of our executive compensation philosophy, the Board of Directors and Compensation Committee decided to retain our general approach to executive compensation.
Your advisory vote will serve as an additional tool to help guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders. The Compensation Committee and the Board of Directors take into account the outcome of the vote as a part of their considerations in determining future compensation arrangements for our Named Executive Officers.
The Company and the Board of Directors believe that our compensation policies and practices for our Named Executive Officers are aligned with the long term interests of our stockholders because our policies emphasize pay-for-performance, and our mix of short- and long-term incentives provide a balance between the Company’s short-term goals and long-term performance. As such, the Board of Directors recommends that stockholders vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.
Vote Required
Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting via the internet or by proxy on this proposal.
Recommendation of the Board of Directors:

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.

ITEM 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors intends to appoint Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year ending January 1, 2021. EY has served in this role since 1986. The Company anticipates that a representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.
Principal Accounting Fees and Services
The following table presents fees billed by EY for audit services and other services for the fiscal years ended January 3, 2020 and December 28, 2018 rendered for the audit of the Company’s annual financial statements for the Company's last two fiscal years, and fees billed by EY for other services rendered during those periods (in thousands).

Category	Fiscal Year Ended January 3, 2020	Fiscal Year Ended December 28, 2018
Audit Fees (1)	$5,708	$6,765
Audit-Related Fees (2)	—	253
Tax Fees (3)
Tax Compliance	$440	$391
Tax Planning & Tax Advice	754	744
Total Tax Fees	$1,194	$1,135

(1)
Represents the audits of the Company’s annual financial statements and internal control over financial reporting; review of financial statements included in the Company’s Form 10-Q quarterly reports; accounting consultations; and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Represents services in connection with the Company’s foreign filing relating to an employee benefits program, and acquisition due diligence services.

(3)
Represents various tax compliance and filing services with respect to U.S. and international tax matters, as well as tax planning advice related to acquisitions, integration activities and general matters.

Audit Committee Pre-Approval of Policies and Procedures
The Audit Committee is responsible for appointing, approving the plan for audit and related services and fees, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a pre-approval procedure for all audit and permissible other services to be performed by EY. The pre-approval policy requires that requests for services by the independent registered public accounting firm be submitted to the Company’s chief financial officer (“CFO”) for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All services performed by EY were approved by the Audit Committee. The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining EY’s independence.
Vote Required
Ratification of the appointment of EY as the Company’s independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting either via the internet or by proxy on this proposal. In the event that such ratification by the stockholders is not obtained, the Audit Committee and the Board of Directors will reconsider such selection.
Recommendation of the Board of Directors:

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of EY as the independent registered public accounting firm of the Company for the current fiscal year ending January 1, 2021.

ITEM 4
APPROVAL OF AMENDMENT
TO THE 2002 STOCK PLAN
The Board of Directors is seeking stockholder approval of an amendment to the Amended and Restated 2002 Stock Plan (“2002 Stock Plan”) to increase the number of shares of Common Stock ("shares", for the purposes of this Item 4) available for issuance thereunder by 18,000,000 shares. This would increase the maximum aggregate number of shares that may be awarded or optioned and delivered under the 2002 Stock Plan from 74,570,248 shares to 92,570,248 shares.
The 2002 Stock Plan includes a fungible share counting rule, whereby every share subject to a full value award (including restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”)) is counted against the share limit as 1.69 shares, and every share subject to a full value award made between March 2009 and January 2012 was counted against the share limit as 1.50 shares. Accordingly, the actual number of shares that may be awarded under the 2002 Stock Plan depends on the types of awards granted.
To arrive at the proposed share increase, the Board considered various factors, including potential dilution, industry plan cost standards, historical grant practices, and anticipated equity compensation needs, as well as information and guidelines from proxy advisory firms. The "Additional Information Regarding Share Increase" section below contains additional details about such analysis. It is difficult to precisely estimate when the shares that are currently available for issuance under the 2002 Stock Plan will be exhausted, especially since the Company has a practice of granting PRSUs, which are dependent on our performance. The Company’s hiring needs, future grant practices, and the Company’s share price are also variable and impact share usage. However, under certain scenarios, if the proposed share increase is not approved, the shares that are currently available for grant under the 2002 Stock Plan will be exhausted prior to our 2021 annual meeting.
The amendment to the 2002 Stock Plan reflects the Company’s philosophy that stock incentives are an important and meaningful component of employee compensation, which enables the Company to attract the best available candidates and to ensure that its experienced and qualified employees, the Company’s most significant asset, are appropriately recognized and rewarded, and are encouraged to stay with the Company and help it grow, thereby increasing stockholder value. The 2002 Stock Plan also permits the Company to grant stock incentives to its other service providers, including directors and consultants. The 2002 Stock Plan provides the Company with an important opportunity to link pay to performance by permitting grants of incentive stock options and nonstatutory stock options, RSUs and PRSUs, restricted stock awards, dividend equivalents, stock appreciation rights, either in connection with an option grant or as stand-alone awards, or other stock-based awards.
The Board believes that the amendment to the 2002 Stock Plan is in the best interests of the Company, its stockholders, and its employees.
Additional Information Regarding Share Increase
The 2002 Stock Plan is the exclusive means by which the Company currently makes compensatory equity grants to employees (other than the Company's Employee Stock Purchase Plan). As of January 3, 2020, we had 8,143,039 shares remaining for issuance pursuant to new awards under the 2002 Stock Plan based on the probable number of shares that will be issued under the terms of outstanding PRSU awards, where the probable number of shares is based on actual performance date. The available reserve of the 2002 Stock Plan would be 5,010,033 shares as of January 3, 2020 if calculated by deducting the maximum number of shares of common stock that can be issued under the terms of PRSU awards that were outstanding as of January 3, 2020.
Equity Awards in Fiscal 2019
The Company grants equity awards to approximately 17.4% of all our employees annually. In fiscal 2019, we granted RSU and PRSU awards covering 3,059,732 shares and Stock Option awards covering 84,455 shares under the 2002 Stock Plan, of which:

•	awards for 334,293 shares, or 10.9%, were granted to our named executive officers;

•	awards for 2,673,487 shares, or 87.4%, were granted to our broad-based employee population; and

•	awards for 51,952 shares, or 1.7%, were granted to our non-employee directors;
provided that any performance-based awards were assumed to be granted at target performance levels for the purpose of this sentence.

Certain Equity Awards in Fiscal 2020
On January 4, 2020, Mr. Painter became CEO of the Company and Mr. Berglund assumed the role of executive chairman of the Board of Directors. In connection with Mr. Painter's appointment to CEO, Mr. Painter was granted $1,000,000 in restricted stock units, 100% of which will vest on the third anniversary of the grant date, and was granted performance-based options to purchase shares of common stock of the Company with a grant date value of $3,000,000, calculated using Trimble’s normal stock option valuation methodology for performance awards. In connection with Mr. Berglund's appointment as Executive Chairman of the Board, Mr. Berglund was granted $3,200,000 in restricted stock units, which are scheduled to vest in three annual installments.
Share Usage, Run Rate, Dilution, and Overhang
In determining the number of additional shares to request for the 2002 Stock Plan, the Board considered various factors, including potential dilution, industry plan cost standards, historical grant practices and anticipated equity compensation needs, as well as information and guidelines from proxy advisory firms. The table below summarizes our equity grant practices under the 2002 Stock Plan during the most recent three fiscal years (with shares represented in thousands).

Fiscal Year	RSUs Granted (1)	PRSUs Vested (1)	Stock Options Granted	Total (1)	Basic Weighted Average Shares Outstanding	Run Rate (1)
2019	1,776	1,110	84	2,970	250,784	1.18%
2018	2,004	1,368	65	3,437	250,036	1.37%
2017	1,314	—	—	1,314	252,136	0.52%

(1)	The run rate shown above is based on actual shares awarded, without giving effect to our fungible share counting rules.
The 18,000,000 new shares represents 7.18% of our basic weighted average shares outstanding as of January 3, 2020. Dilution is the total number of shares subject to equity awards granted (less cancellations) divided by the basic weighted average shares outstanding for the applicable fiscal year. The average annual dilution over the last three fiscal years was 0.9%.
An additional metric that we use to measure the cumulative impact of the 2002 Stock Plan is overhang (number of shares subject to outstanding options and unvested RSUs and PRSUs, plus number of shares available to be granted, divided by basic weighted average shares outstanding for the applicable fiscal year). For each of the last three fiscal years, our overhang has averaged 8.0%. If the share increase of 18,000,000 shares is approved, our overhang would increase to 13.1%.
We calculate dilution, run rate and overhang based upon basic weighted average shares outstanding during the applicable fiscal year, consistent with our approach to calculating earnings per share in our annual report on Form 10-K . Considering the Company’s equity grant practices and the foregoing information, the Company believes that the share increase is appropriate and necessary to continue to permit the Company to grant competitive equity incentive compensation to its employees, directors and consultants.

	Fiscal 2019 (%)	Fiscal 2018 (%)	Fiscal 2017 (%)	Three-Year Average (Fiscal 2017-2019) (%)
Percentage of Equity-Based Awards Granted to Named Executive Officers	10.7	13.8	14.1	12.9
Dilution	1.1	0.8	0.8	0.9
Overhang	5.9	8.0	10.2	8.0
In reviewing our historical grant practices, we determined that we have granted awards for approximately 66.4 million shares (net of cancellations), under the 2002 Stock Plan between its inception and January 3, 2020. Excluding the effect of our fungible share counting rules, we have granted awards for approximately 55.5 million shares (net of cancellations) since the inception of the 2002 Stock Plan and 7.4 million in the last three fiscal years.

The following table also helps illustrate the proposed share increase. For purposes of determining the number of shares available to be granted, all RSUs and PRSUs that have been awarded are counted using the fungible share counting rule under the 2002 Stock Plan. Shares subject to outstanding awards include unvested performance awards counted at target performance levels. If additional shares above target are earned, the number of additional shares are subsequently added to the amount of total shares awarded.

Equity Plan Share Reservation Summary Table
A	Total Shares authorized under 2002 Stock Plan, prior to proposed share increase	74,570,248
B	Total Shares awarded from 2002 Stock Plan through 1/3/2020	75,750,889
C	Shares added back to share reserve of 2002 Stock Plan through 1/3/2020 due to cancellations, expirations, terminations, and forfeitures and cash settlements of awards under the 2002 Stock Plan	9,323,680
D	Shares available to be granted under the 2002 Stock Plan as of 1/3/2020 (A-B+C)	8,143,039
E	Share increase that is requested under the 2002 Stock Plan	18,000,000
F	Shares Available for Grant Under the 2002 Stock Plan with the share increase as of 1/3/2020 (D+E)	26,143,039
G	Maximum Share Limit under 2002 Stock Plan, with the share increase (A+E)	92,570,248
H	Shares subject to outstanding awards under the 2002 Stock Plan as of 1/3/2020	6,711,100
Based on a review of our historical and projected grant practices, we believe that the 18,000,000 new shares requested for use under the 2002 Stock Plan will meet the Company’s equity grant needs for approximately 3 years. The 3 year projected duration of the share reserve increase takes into consideration the fungible share counting methodology as well as the maximum number of shares that can be issued under the terms of PRSU awards granted under the 2002 Stock Plan. The shares reserved may, however, last for more or less than 3 years depending on currently unknown factors, such as the number of grant recipients, including the Company’s hiring needs, future grant practices, and the Company’s share price.
Key Data
As of January 3, 2020, the total number of shares underlying outstanding stock options under the 2002 Stock Plan was 1,033,564. The outstanding stock options have exercise prices ranging from $14.08 to $42.65, and the aggregate intrinsic value of these stock options that were in the money on January 3, 2020 was $11,949,780. Vested stock options may not be exercised after seven years (or in certain cases, ten years) from their date of grant, and a shorter exercise period may be specified in the applicable award agreement.
The following table includes information regarding outstanding equity awards and shares available for future awards under our 2002 Stock Plan as of January 3, 2020:

Options Outstanding	1,033,564
Weighted Average Exercise Price of Outstanding Options	$29.96
Weighted Average Remaining Term of Outstanding Options	2.03
Non-Vested RSUs and PRSUs Outstanding	5,677,536
Shares Available for Future Grant (1):	8,143,039

(1)
The shares available for future grant was determined by applying the fungible share counting methodology under the 2002 Stock Plan, in which full value awards are debited from the available reserve as 1.69 shares for every one share granted. The available reserve disclosed above deducts the probable number of shares that can be earned under the terms of outstanding PRSU awards based on expected performance. The available reserve would be 5.0 million shares if calculated by deducting the maximum number of shares that could be issued under the terms of outstanding PRSU awards.

Key Terms of the 2002 Stock Plan at a Glance
The following is a summary of the key provisions of the 2002 Stock Plan, as amended and restated, including the proposed share increase. Capitalized terms used in Item 4 but not defined in this Item 4 have the meanings set forth in the 2002 Stock Plan.

Plan Term:	The 2002 Stock Plan, as most recently amended and restated, will become effective on the date the stockholders approve the 2002 Stock Plan and will continue in effect until terminated by the Board.
Eligibility:
The following categories of persons are eligible to receive awards under the 2002 Stock Plan, provided that incentive stock options may only be granted to Employees: (1) persons employed by the Company or any Parent, Subsidiary or Affiliate of the Company (including officers), excluding leased employees, independent contractors, and temporary employees ("Employees"); (2) members of the Board ("Directors") and (3) consultants to the Company or a Parent or Subsidiary or an Affiliate, with certain exclusions ("Consultants").

Shares Available for Awards:
The maximum aggregate number of shares that may be awarded or optioned and delivered under the 2002 Stock Plan is 92,570,248 shares, subject to adjustment in the event of certain changes in the capitalization of the Company. If this Item 4 is approved by the stockholders, approximately 26.1 million shares will be available for the grant of new options and awards under the 2002 Stock Plan (based on awards granted through January 3, 2020). The 2002 Stock Plan includes a fungible share counting methodology in which full value awards are debited from the available reserve as 1.69 shares for every one share granted. The number of shares available assumes the probable number of shares that will be issued under the terms of outstanding PRSU awards, where the probable number of shares is based on actual performance to date. The available reserve under the 2002 Stock Plan would be approximately 5.0 million shares as of January 3, 2020 if it were calculated by deducting the maximum number of shares of common stock that can be issued under the terms of PRSU awards that were outstanding as of January 3, 2020.

Award Types:
(1) Options (including nonstatutory stock options and incentive stock options (ISOs))
(2) Stock Appreciation Rights (SARs)
(3) Restricted Stock Units (RSUs) and Performance-Based Restricted Stock Units (PRSUs)
(4) Restricted Stock Awards
(5) Other Stock-Based Awards

Award Terms:	Options and stock appreciation rights will have a term of no longer than ten years.
ISO Limits:
No more than the maximum number of shares of Common Stock reserved for issuance may be granted as incentive stock options under the 2002 Stock Plan. Additionally, to the extent that the aggregate Fair Market Value of the shares with respect to which ISOs are exercisable for the first time by the holder of an outstanding stock option during any calendar year exceeds $100,000, such options are treated as nonstatutory stock options.

162(m) Limits:
Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) allowed performance-based compensation that met certain requirements to be tax deductible, regardless of amount, prior to the Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”). This qualified performance-based compensation exception was repealed as part of the Tax Legislation. However, certain performance-based awards granted prior to November 2, 2017 may be eligible for grandfathered treatment under the Tax Legislation. The 2002 Stock Plan has not been updated to amend its Section 162(m)-related provisions. Therefore, the limits on individual awards remain as follows:
(1) no service provider may be granted, in any Company fiscal year, an aggregate amount of options or awards that cover more than 1,200,000 shares of Common Stock;
(2) however, in connection with such individual’s initial service with the Company, he or she may be granted an aggregate amount of options or awards that cover up to an additional 1,800,000 shares of Common Stock.

Non-Employee Director Limit:	The grant date fair value of awards that may be granted to any non-employee director during a calendar year for services as a non-employee director during any calendar year may not exceed $750,000.

Prohibited Practices:
The following are not permitted under the 2002 Stock Plan:
(1) Repricing – Unless approved by the stockholders, the 2002 Stock Plan does not permit repricing or reducing the exercise price of an underwater option or SAR, or exchanging underwater options or SARs for (i) a new option or SAR with a lower exercise price, (ii) a cash payment or (iii) any other award.
(2) Automatic Vesting Acceleration Upon Change in Control – The 2002 Stock Plan does not provide for automatic vesting acceleration upon a change in control.
(3) Recycling of Shares Subject to Options/RSUs/SARs – The 2002 Stock Plan does not allow shares to be added back to the number of shares available for issuance when (i) shares subject to an option are surrendered in payment of the option exercise price, (ii) shares are surrendered to satisfy any tax withholding obligation with respect to an option, RSU or SAR, (iii) shares are not issued as a result of a net settlement of a SAR, and (iv) shares are reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

Summary of the 2002 Stock Plan
The essential features of the 2002 Stock Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the 2002 Stock Plan, and is subject to and qualified in its entirety by reference to the complete text of the 2002 Stock Plan, a copy of which is attached to this Proxy Statement as Appendix B.
General
The purpose of the 2002 Stock Plan is to help the Company attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Company’s employees, directors and consultants and the employees and consultants of the Company’s parent and subsidiary companies and to promote the success of the Company’s business. Options granted under the 2002 Stock Plan may be either incentive stock options or nonstatutory stock options. The following types of awards may also be granted under the 2002 Stock Plan: restricted stock units, performance-based restricted stock units, restricted stock awards, dividend equivalents, stock appreciation rights, either in connection with an option grant or as stand-alone awards, or other stock-based awards.
As of January 3, 2020, 8,143,039 shares remained available for grant under the 2002 Stock Plan. As of March 30, 2020 the fair market value of a share of Common Stock was $31.03 and the maximum aggregate market value of the 74,570,248 shares authorized for issuance under the 2002 Stock Plan was $2,313,914,795.
Administration
The 2002 Stock Plan may generally be administered by the Board of Directors or a designated committee (the “Administrator”). A designated committee may be comprised entirely of individuals who meet the qualification referred to in Section 162(m) of the Code or Rule 16b-3 under the U.S. Securities Exchange Act of 1934. Consistent with the terms of the 2002 Stock Plan, the Administrator may make any determinations deemed necessary or advisable for the 2002 Stock Plan. The Administrator’s decisions will be final and binding on all participants under the 2002 Stock Plan. The Compensation Committee of the Board of Directors has been designated the Administrator of the 2002 Stock Plan.
The Administrator makes decisions regarding awards under the 2002 Stock Plan. In addition, pursuant to the authority vested under the 2002 Stock Plan, the Administrator has delegated the authority to the Chief Executive Officer of the Company to grant certain types of equity awards under an Equity Award Granting Policy. Under this Policy, the Chief Executive Officer may grant RSUs that vest over either 3 or 4 years or that are fully vested based on recognition of past performance. The number of shares granted to any grantee under this Policy shall not exceed a grant value of $250,000 per year and the aggregate number of shares granted under this Policy shall not exceed a grant value of $7,000,000 per year.
In order to comply with, or recognize differences in, the laws in other countries in which the Company and its affiliates operate or have eligible service providers, the Administrator has the authority, among other powers, to determine which affiliates will be covered by the 2002 Stock Plan, determine which Service Providers outside the United States are eligible to participate in the 2002 Stock Plan, modify the terms and conditions of option and other awards to facilitate compliance with non-US laws, and establish sub-plans for participants outside of the U.S.

Eligibility
The following categories of persons are eligible to receive awards under the 2002 Stock Plan, provided that incentive stock options may only be granted to Employees: (1) persons employed by the Company or any Parent, Subsidiary or Affiliate of the Company (including officers), excluding leased employees, independent contractors, and temporary employees ("Employees"); (2) members of the Board ("Directors") and (3) consultants to the Company or a Parent or Subsidiary or an Affiliate, with certain exclusions ("Consultants").
The Administrator, in its discretion, but subject to the terms of the 2002 Stock Plan, selects which of the Company’s employees, directors and consultants to whom options or awards may be granted, the time or times at which such options or awards shall be granted, and the exercise or purchase price, number of shares and other terms and conditions subject to each such grant. In addition, under the Equity Award Granting Policy described above, the Chief Executive Officer has the authority to grant certain types of awards.
As of March 5, 2020, approximately 8,750 persons were in a class of persons eligible to participate in the 2002 Stock Plan, including approximately 8,640 employees, 10 Directors, and 100 Consultants. The basis for Employee, Director and Consultant participation in the plan is their past and anticipated contributions to the Company and/or its Parent, Subsidiary or Affiliates.
Shares Issuable under the 2002 Stock Plan
Subject to adjustment upon the occurrence of certain changes in capitalization, the maximum aggregate number of shares that may be awarded or optioned and delivered under the 2002 Stock Plan is 74,570,248 shares. Specifically, the Board of Directors has amended the 2002 Stock Plan, subject to stockholder approval of this Item 4, to increase the maximum aggregate number of shares that may be issued under the 2002 Stock Plan by 18,000,000 shares to 92,570,248 shares. As of January 3, 2020, 8,143,039 shares remained available for grant under the 2002 Stock Plan. If shareholders approve this proposal, then such shares available for grant would increase to approximately 26,143,039 shares.
Any shares that are subject to options or stock appreciation rights shall be counted against this limit as one (1) share for every one (1) share granted. Any shares that are subject to any Awards other than options or stock appreciation rights or other awards for which awardees receive full value (as determined on the date of the grant) shall be counted against this limit as 1.69.
If an award or option expires, is canceled or forfeited, or becomes unexercisable without having been exercised in full or otherwise settled in full, or is settled in cash, the undelivered shares that were subject to the award will become available for future awards or options. Any shares that become available for the grant of awards or options as described in the foregoing sentence will be added back in accordance with the following: (i) if the shares were subject to option or stock appreciation rights, shares will be added back as 1 share for every share subject to the option or stock appreciation right and (ii) if the shares were subject to an award other than an option or stock appreciation right, shares will be added back as 1.69 shares for every share subject to the award.
The following will not be added to the shares authorized for grant: (x) shares subject to an option surrendered in payment of the option exercise price, or to satisfy any tax withholding obligation with respect to an option or stock appreciation right, (y) shares that are not issued as a result of a net settlement of a restricted stock unit or stock appreciation right, and (z) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.
The shares issuable under the 2002 Stock Plan may be authorized, but unissued, or reacquired Common Stock, and all such shares may be granted as options, restricted stock awards, restricted stock units (including performance-based restricted stock units), stock appreciation rights or other stock-based awards.
Terms of Options and Awards
Each option or award under the 2002 Stock Plan is evidenced by an agreement between the Company and the optionee or awardee, as applicable, and is subject to the following terms and conditions, but other specific terms may vary.
Options/Stock Appreciation Rights. The Administrator may grant options and Stock Appreciation Rights (or SARs) under the 2002 Stock Plan. The Administrator will determine the exercise price, vesting conditions, exercisability period and all other terms of such awards, subject to the following conditions. A SAR gives an awardee the right to receive a payment, equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised, over the exercise price of the shares. Awardees may exercise all or a specified portion of the SAR, to the extent then exercisable pursuant to its terms, and to receive from the Company an amount equal to the product of (i) the excess of (A) the fair market value of the shares on the exercise date over (B) the exercise price of the SAR and (ii) the number of shares with respect to which the SAR is exercised, subject to any limitations the Administrator may impose.
Exercise Price of Options/SARs. The Administrator determines the exercise price of options and SARs at the time the options or SARs, as applicable, are granted. The exercise price of options and SARs may not generally be less than 100% of the fair market value of Common Stock on the date such option or SAR, as applicable, is granted. However, the exercise price of an incentive stock option granted to a holder of more than ten percent (10%) of the total combined voting power of all classes of the Company’s shares may not be less than 110% of the fair market value on the date such option is granted. The fair market value of Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the date the option is granted.
Exercise of Options/SAR; Form of Consideration. The Administrator determines when options and SARs become vested and exercisable, and may, in its discretion, accelerate the vesting or exercisability of any outstanding option or SAR. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2002 Stock Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock (with some restrictions), cashless exercises, reduction in any Company liability the Company may owe to an optionee, shares of Common Stock withheld by the Company that are otherwise issuable in connection with the exercise of the option (with the consent of the Administrator), any other form of consideration permitted by applicable law, or any combination thereof.
Term of Option/SAR. The term of an option or SAR under the 2002 Stock Plan may be no more than ten (10) years from the date of grant. However, in the case of an incentive stock option granted to a holder of more than ten percent (10%) of the total combined voting power of all classes of the Company’s shares, the term of the option may be no more than five (5) years from the date of grant. No option or SAR may be exercised after the expiration of its term.
Termination of Service. If an optionee’s service relationship with the Company terminates for any reason (excluding death or disability), then, unless the Administrator provides otherwise, the optionee may generally exercise the option within three (3) months of such termination to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee’s service relationship with the Company terminates due to the optionee’s death or disability or if the optionee dies within thirty (30) days of ceasing to be a service provider, then, unless the Administrator provides otherwise, the optionee or the optionee’s personal representative, estate, or the person who acquires the right to exercise the option by bequest or inheritance, as the case may be, generally may exercise the option, to the extent the option was vested on the date of termination, within twelve (12) months from the date of such termination. Unless otherwise provided in the award agreement, if an awardee’s service relationship with the Company is terminated for any reason, all unvested shares covered by the award are forfeited. The terms applicable to a SAR upon the termination of an awardee’s service relationship will be determined by the Administrator and be set forth in the agreement evidencing the SAR.
Restricted Stock Awards. The Administrator may grant restricted stock awards under the 2002 Stock Plan. The Administrator will determine the vesting conditions, the purchase price, if any, and any other restrictions on transferability of the shares subject to restricted stock awards. Unless otherwise provided in the award agreement, awardees will have full voting rights and be entitled to regular cash dividends, if any, with respect to the shares subject to a restricted stock award.
Restricted Stock Units. The Administrator may grant restricted stock units under the 2002 Stock Plan. The Administrator will determine the time or times at which restricted stock units vest, and any other conditions on which vesting will occur. Awardees are entitled to receive restricted stock units without payment of any consideration to the Company, unless otherwise required by applicable law. Unless otherwise provided in the award agreement, awardees will have full voting rights and be entitled to regular cash dividends, if any, with respect to the shares issued pursuant to an award upon the settlement of such awards. At the Company’s option, a restricted stock unit may be settled in shares, cash, or a combination thereof.
Performance-Based Awards. The 2002 Stock Plan includes provisions for awards, except for options and SARS, to be made subject to specified performance conditions as well as time-vesting conditions, in order to qualify as performance-based compensation under Section 162(m) of the Code, which allowed performance-based compensation that met certain requirements to be tax deductible, regardless of amount, prior to the Tax Legislation. This qualified performance-based compensation exception was repealed as part of the Tax

Legislation. However, certain performance-based awards granted prior to November 2, 2017 may be eligible for grandfathered treatment under the Tax Legislation.
The 2002 Stock Plan has not been updated to amend its Section 162(m)-related provisions, but nevertheless is designed to preserve the grandfathered status of any previously granted awards, to the extent applicable. Therefore, the 2002 Stock Plan still provides that performance conditions may be established and administered in accordance with the requirements of Section 162(m) of the Code for awards intended to qualify as performance-based compensation thereunder.
Specifically, to the extent that performance conditions under the 2002 Stock Plan are applied to awards intended to qualify as performance-based compensation under Section 162(m) of the Code for a given performance period, such performance conditions utilize one or more objective measurable performance goals as determined by a committee of the Board at the time of grant. The performance criteria that could be used to establish such performance goals included the following: earnings or net earnings (either before or after interest, taxes, depreciation and/or amortization), economic value-added, sales or revenue, income, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on assets or net assets, return on stockholders’ equity, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, market share, new products, customer penetration, technology and risk management, any of which could be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.
Other Awards. The Administrator is authorized under the 2002 Stock Plan to make any other award to an eligible individual that is not inconsistent with the terms of the 2002 Stock Plan and that may involve the issuance of shares or the granting of rights with the value thereof derived from the value of shares.
General Terms Applicable to All Option and Awards
Non-transferability. Incentive stock options granted under the 2002 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee. Other awards granted under the 2002 Stock Plan are also not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee, unless the Administrator determines otherwise.
Clawback/Recoupment. All options and awards granted under the 2002 Stock Plan will be subject to recoupment under any clawback policy the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as required by applicable laws, or as deemed necessary or appropriate by the Administrator in view of applicable laws, governance considerations or industry best practices.
Dividend Equivalents. The Administrator may determine at the time of grant whether awards will provide for dividend equivalent rights. Dividend equivalent rights granted with respect to an awards that vest based on achievement of performance goals will either (i) not be paid or credited or (ii) be accumulated and be subject to restrictions and risk of forfeiture to the same extent that the shares underlying the award are subject.
Other Provisions. The option or award agreement may contain other terms, provisions and conditions not inconsistent with the 2002 Stock Plan as may be determined by the Administrator.
Limitations
Code Section 162(m) Limitations. The 2002 Stock Plan provides that no service provider may be granted, in any Company fiscal year, an aggregate amount of options or awards that cover more than 1,200,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual’s initial service with the Company, he or she may be granted an aggregate amount of options or awards that cover up to an additional 1,800,000 shares of Common Stock. These limits are subject to appropriate adjustments in the case of stock splits, reverse stock splits and other similar changes to the Company's capitalization.
Non-Employee Director Limitations. The grant date fair value of awards granted under the 2002 Stock Plan to a non-employee director during any calendar year shall not exceed $750,000, determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto.

Adjustment Upon Changes in Capitalization
In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other of the Company’s securities, or other change in the Company’s corporate structure affecting the Common Stock or their value occurs, then the Administrator will make proportional adjustments to (i) the number and class or kind of shares that may be delivered under the 2002 Stock Plan, (ii) the number, class or kind, and price of shares covered by each outstanding option or award, and (iii) the numerical limits applicable to individuals. A regular cash dividend that does not affect the shares or the value of the shares will not result in the proportional adjustments described in the foregoing sentence.
Dissolution or Liquidation
In the event of a liquidation or dissolution, any unexercised options and unvested awards will terminate. The Administrator may, in its sole discretion, provide that each optionee or awardee shall have the right to exercise all or any part of an option or other exercisable award until ten (10) days prior to such transaction, including shares as to which the option or other exercisable award would not otherwise be exercisable. The Administrator may provide that the vesting of an award will accelerate at any time prior to such transaction. To the extent it has not been previously exercised, an option or other exercisable award will terminate immediately prior to the consummation of such proposed action, and unvested awards will be forfeited immediately prior to the consummation of such proposed action.
Merger or Change in Control
In connection with the merger of the Company with or into another corporation or the Company’s “change in control,” as defined in the 2002 Stock Plan, each outstanding award or option shall be assumed or an equivalent award or option substituted by the successor corporation or the successor corporation's Parent or Subsidiary (for purposes of this paragraph, the "successor corporation").
If the successor corporation refuses to assume the options or awards or to substitute substantially equivalent options or awards, the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise vested or exercisable, and in the case of an unvested award, the Administrator shall provide for the acceleration of the vesting of the entire award. In such event, with respect to options and other exercisable awards, the Administrator shall notify the optionee or awardee that the option or other award is fully vested and exercisable for fifteen (15) days from the date of such notice and that the option or other award terminates upon expiration of such period.
If, in such a merger or change in control, an award or option is assumed or an equivalent award or option is substituted by such successor corporation, and if during a one-year period after the effective date of such merger or change in control, the optionee’s or awardee’s status as a service provider is terminated for any reason other than the optionee’s or awardee’s voluntary termination of such relationship, then (i) in the case of an option or other exercisable award, the optionee or other awardee shall have the right within three (3) months thereafter to exercise the option or other award as to all of the optioned stock or other award, including shares as to which the option or other award would not otherwise be exercisable, effective as of the date of such termination and (ii) in the case of an unvested award, the award shall be fully vested on the date of such termination.
Amendment and Termination of the 2002 Stock Plan
The Board of Directors may amend, alter, suspend or terminate the 2002 Stock Plan, or any part thereof, at any time and for any reason, subject to requirements under applicable laws. However, the Company will obtain stockholder approval for any amendment to the 2002 Stock Plan to the extent necessary and desirable to comply with applicable laws. Additionally, unless the Company obtains approval from the Company's stockholders, the Administrator may not amend any option or stock appreciation right to reduce its exercise price to below the per share fair market value as of the date the award was granted, or agree to grant options, another award or cash in exchange for participants agreeing to cancel outstanding options or stock appreciation rights at any time when the then-current fair market value of a share is less than the fair market value of a share on the date that the outstanding option or stock appreciation right was granted where the economic effect would be the same as reducing the exercise price of the cancelled option or stock appreciation right. No action by the Board or stockholders may alter or impair any option or award previously granted under the 2002 Stock Plan without the written consent of the optionee or awardee except for amendments made or other actions taken to address potential Code Section 409A violations or where the Administrator determines is required or desirable to facilitate compliance with applicable laws. Any increase in the number of shares subject to the 2002 Stock Plan, other than pursuant to certain changes in capitalization, are required to be approved by the Company's stockholders.
The 2002 Stock Plan, as most recently amended and restated to include the increase to shares reserved for issuance described in this Item 4, has been adopted by the Board on April 6, 2020, with the proposed share reserve increase subject to approval by the stockholders of the Company within twelve (12) months after such date. No incentive stock options may be granted under the 2002 Stock Plan after the tenth (10th) anniversary of the date the amendment and restatement of the 2002 Stock Plan is approved by the Board.
Certain U.S. Federal Income Tax Information
The following is only a summary of the effect of federal income taxation upon the Company and optionees or awardees with respect to the grant and exercise of options or the grant or vesting of awards under the 2002 Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s, director’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee, director or consultant may reside.
Options and Stock Appreciation Rights. A recipient of an option or stock appreciation right will not have taxable income upon the grant of the option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the recipient will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. Any taxable income recognized in connection with an option or stock appreciation right by an employee of the Company is subject to tax withholding by the Company.
The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the recipient, except, possibly, for purposes of the alternative minimum tax (in which case taxation is the same as for nonstatutory stock options). If the participant exercises the incentive stock option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date (the "legally-required period"), the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the shares are not held for the legally-required period, the recipient will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price.
The Company is generally entitled to a deduction in the same amount as the ordinary income recognized by an optionee.
Restricted Stock Awards. Unless a participant who receives a restricted stock award makes an election under Section 83(b) of the Code (“Section 83(b)”) as described below, the participant generally is not required to recognize ordinary income upon the grant of restricted stock. Instead, on the date the restrictions lapse and the shares vest (that is, become transferable and no longer subject to a substantial risk of forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on that date over the amount, if any, paid for those shares. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.
If a participant makes a Section 83(b) election to recognize ordinary income on the date the restricted shares are granted, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of grant over the amount, if any, paid for those shares. In that case, the participant will not be required to recognize additional ordinary income when the restrictions lapse and the shares vest.
Restricted Stock Units. A recipient of a restricted stock unit is not deemed to receive any taxable income at the time an award of restricted stock units is granted. When vested restricted stock units (and dividend equivalents, if any) are settled and distributed, the recipient will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any). The Company will generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize. In addition, Federal Insurance Contributions Act (“FICA”) taxes are imposed in the year of vesting (which may occur prior to the year of settlement).
Dividend Equivalents. Dividend equivalents are generally taxable as ordinary income when received by the participant.

General Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the 2002 Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, upon the exercise of a nonstatutory stock option). Moreover, if a participant recognizes ordinary income due to a disqualifying disposition of an incentive stock option, the Company would generally be entitled to a deduction in the same amount.
Performance-Based Compensation. In general, Section 162(m) of the Code denies a publicly held company a federal income tax deduction for compensation in excess of $1,000,000 per year per person paid to certain of its executive officers subject to certain exceptions. “Performance-based” compensation is not subject to the $1,000,000 deduction limit for certain awards that are grandfathered under any transition relief available, if any, under Section 162(m).
Section 409A. Awards under the 2002 Stock Plan are intended either to be exempt from the rules of Section 409A of the Code (“Section 409A”) or to satisfy those rules and will be construed accordingly. Granted awards may be modified at any time, in the Administrator's discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A.
2002 Stock Plan Benefits
Additional future benefits under the 2002 Stock Plan are not determinable, as grants of options and awards are at the discretion of the Board of Directors and are dependent upon the price of Common Stock in the future. There are no set benefits or amounts under the 2002 Stock Plan, and no grants have been made that are contingent upon shareholder approval.
As of March 30, 2020, options and awards with respect to the number of shares of Common Stock set forth below in the following table have been granted under the 2002 Stock Plan since its inception to (i) the persons named in the Summary Compensation Table and the following groups of persons:

Name and Principal Position	Number of Options Granted	Weighted Average Exercise Price Per Share ($)	Number of Restricted Stock Units Granted	Number of Performance Restricted Stock Units Granted (1)
Steven W. Berglund, Chief Executive Officer	5,020,250	15.54	771,473	1,093,593
Robert Painter, Chief Financial Officer	409,557	29.97	145,196	140,769
Michael Bank, Senior Vice President	30,750	21.61	59,579	76,066
Bryn Fosburgh, Senior Vice President	1,483,504	13.35	194,158	178,522
Darryl Matthews, Senior Vice President	—	—	86,531	129,109
All current Executive Officers, as a group	7,886,226	16.39	1,579,851	1,904,767
All current Non-Executive Directors, as a group	399,481	23.93	265,133	—
Börje Ekholm	—	—	25,368	—
Kaigham (Ken) Gabriel	—	—	44,856	—
Merit E. Janow	200,000	20.98	44,856	—
Meaghan Lloyd	—	—	33,903	—
Sandra MacQuillan	—	—	10,380	—
Ronald S. Nersesian	110,000	27.32	44,856	—
Mark S. Peek	89,481	26.39	44,856	—
Johan Wibergh	—	—	16,058	—
Each associate of any of such directors, executive officers or nominees	—	—	—	—
Each other person who received or is to receive 5 percent of such options, warrants or rights	—	—	—	—
All employees, as a group, including current officers who are not executive officers	36,488,951	12.13	12,766,149	3,106,414

(1)
Performance restricted stock units include awards based on our total shareholder return (TSR) compared to the TSR of the component stock of the S&P 500 Index or S&P 400 Index, awards based on our financial performance, and combination awards that are based on our financial performance with a multiplier for TSR. These awards vest on performance between 0% and 200% (or 250% in the case of the combination awards) of the units granted. The number shown represents the target level of units granted, plus any increases above target performance for awards that exceeded target performance upon vesting.

Registration with the SEC
We intend to file with the SEC a registration statement on Form S-8 covering the new shares that will be reserved for issuance under the 2002 Stock Plan, if Item 4 is approved by stockholders.
Vote Required
The approval of the amendment to the 2002 Stock Plan to increase the number of shares of Common Stock available for grant of options and awards requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting via the internet or by proxy and entitled to vote as of the Record Date that are cast on the proposal.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR approval of the amendment to the 2002 Stock Plan to increase by 18,000,000 the number of shares of Common Stock available for the grant of options and awards.

BOARD MEETINGS AND COMMITTEES; DIRECTOR INDEPENDENCE
The Board of Directors held 7 meetings during the 2019 fiscal year. No director attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the meetings of the committees upon which such director served in the 2019 fiscal year (during the periods in which such director served in each such capacity). It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the current members of the Board of Directors who were directors at the time of the 2019 annual meeting attended the annual meeting.
As a result of its annual review and based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board of Directors has determined that each of the directors besides Mr. Berglund and Mr. Painter are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In making this determination, the Board of Directors considered the current and prior relationships of each non-employee director, or any of his or her family members, has with the Company, our senior management and our independent registered public accounting firm, and all other facts and circumstances deemed relevant in determining their independence.
Stockholder Communications with Directors
The Board of Directors has established a process to receive communications from stockholders. Stockholders of the Company may communicate with one or more of the Company’s directors (including any board committee) by mail in care of Board of Directors, Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085. Such communications should specify the intended recipient or recipients. The Corporate Secretary periodically will forward such communications or provide a summary to the Board of Directors or the relevant members of the Board of Directors.
Board Leadership Structure; Oversight and Risk Management
The Company currently separates the positions of chief executive officer, executive chairman of the Board of Directors and Lead Independent Director. In connection with Mr. Peek’s appointment as Lead Independent Director, the Board of Directors considered Mr. Peek’s demonstrated leadership during his tenure as a member of the Board of Directors and Audit Committee, and believes that Mr. Peek’s ability to act as a strong Lead Independent Director provides balance in the Company’s leadership structure and helps ensure a strong independent and active Board.
Our executive chairman of the Board of Directors, Steve Berglund, is responsible for presiding and setting the agenda at full sessions of the Board of Directors, in consultation with the chief executive officer, and recommending committee assignments to the Nominating and Corporate Governance Committee. Our Lead Independent Director is elected by and from the independent directors and presides at executive sessions of the Board of Directors, in addition to coordinating the activities of the independent directors and committee chairpersons and facilitating communications between the other members of the Board of Directors. Our chief executive officer is responsible for the day-to-day operations of the Company. Separating the positions of chief executive officer, executive chairman of the Board of Directors and Lead Independent Director allows our chief executive officer to focus on our day-to-day business, while allowing the executive chairman and the Lead Independent Director to lead the Board of Directors in its fundamental role of providing independent advice to, and oversight of, management. The Board of Directors believes that this leadership structure with an executive chairman who is our former chief executive officer and a strong Lead Independent Director provides balance, is in the best interests of the Company and its stockholders, and is the appropriate leadership structure for the Company at this time.
The Board of Directors has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company's senior management. The Board of Directors also oversees cybersecurity risk at the Company, with the Audit Committee receiving regular updates on cybersecurity risk management and through escalation processes that provide for timely notice to the Audit Committee of any material developments. The Audit Committee has oversight of the Company's financial matters, internal controls, financial reporting and internal investigations relating to financial misconduct. The Compensation Committee has oversight of our compensation policies and practices, and our Nominating and Corporate Governance Committee is responsible for the independence and qualification of the board members and the Company's corporate governance principles. The committees report their activities back to the Board of Directors. In addition, members of the Company's senior management attend meetings of the Board of Directors to discuss strategic planning and risks and opportunities for the Company's business areas, in addition to answering any questions that the Board of Directors may raise.

Committees of the Board of Directors
The composition of the committees of the Board of Directors is as set forth below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Börje Ekholm		Member
Kaigham (Ken) Gabriel	Member
Merit E. Janow			Chair
Meaghan Lloyd			Member
Sandra MacQuillan	Member
Ronald S. Nersesian		Chair	Member
Mark S. Peek	Chair
Johan Wibergh		Member
Audit Committee
The Board of Directors has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/corporate-governance.
The current members of the Audit Committee are directors Gabriel, MacQuillan and Peek, and director Peek currently serves as the committee chair. The Audit Committee held 8 meetings during the 2019 fiscal year. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate the independent registered public accounting firm, and to provide such additional information as the Audit Committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Directors' attention.
All Audit Committee members are independent directors as defined by applicable NASDAQ Marketplace Rules and listing standards.
All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board of Directors has determined that director Peek is a “financial expert” as that term is defined in the rules promulgated by the SEC. Mr. Peek has an extensive accounting and financial management background, which includes holding positions as chief financial officer and chief accounting officer with several leading publicly-traded technology companies, and almost two decades of experience with Deloitte.
Compensation Committee
The Board of Directors has a standing Compensation Committee, comprised of directors Ekholm, Nersesian and Wibergh. Director Nersesian currently serves as the committee chair. All Compensation Committee members are independent as defined by applicable NASDAQ Marketplace Rules and listing standards. The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/corporate-governance. The Compensation Committee held 7 meetings during the 2019 fiscal year. The Compensation Committee retains its own independent advisor to assist in committee matters and the Compensation Committee has the authority to hire and terminate this advisor at its discretion. The purpose of the Compensation Committee is to make decisions with respect to all forms of compensation to be paid or provided to the Company’s executive officers, in consultation with the full Board of Directors where appropriate. See “Compensation Discussion and Analysis” for a detailed discussion.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Risk Assessment
In setting compensation, our Compensation Committee considers the risks to our stockholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, cash incentive plans and equity plans. The management team provided its findings to the Compensation Committee for review and consideration. Following this ongoing assessment, the Compensation Committee concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example:
Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance and that focus on varying performance metrics, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.
Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific annual performance targets established by the Compensation Committee. These performance targets are directly and specifically tied to revenue and operating income performance for the Company and/or divisions for the applicable fiscal year. Payments are made based on actual achievement of Company performance goals, and not estimated performance.
Use of Long-Term Incentive Compensation: Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term. In addition, since 2015, a significant portion of equity awards granted to our executives includes performance-based vesting. These awards, for which vesting is based upon either our total stockholder return relative to the component stocks of the S&P 500 Index or S&P 400 Index, or upon the achievement of specific financial objectives by the Company, further align the compensation of our executives with the long-term interests of our stockholders.
Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit, and our human resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs, including for our executives. In addition, the Company engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.
Nominating and Corporate Governance Committee
The Board of Directors has a standing Nominating and Corporate Governance Committee (“Nominating and Governance Committee”), comprised of directors Janow, Lloyd and Nersesian. Director Janow serves as committee chair. The Nominating and Governance Committee is governed by a charter that is posted on the Company’s website at investor.trimble.com/corporate-governance. The purpose of the Nominating and Governance Committee is to recommend to the Board of Directors individuals qualified to serve as directors of the Company, and on committees, and to advise the Board of Directors with respect to composition, procedures and committees. Additionally, the Nominating and Governance Committee develops and recommends to the Board of Directors corporate governance principles applicable to the Company, and oversees the implementation of these principals. The Nominating and Governance Committee met 2 times during the 2019 fiscal year.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate be considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and the recommendation must include the following information and otherwise comply with Section 6 of Article II of our Bylaws:

•
The name of the stockholder and evidence of the stockholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership, and information regarding all shares of stock of the Company owned by such stockholder's affiliates or associates;

•	The stockholder's representation that he or she intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•	The name, age, business address and residence address of the candidate;

•
The principal occupation or employment of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and information regarding all shares of stock of the Company, which are owned by the candidate or his or her affiliates or associates;

•
The candidate's written representation and agreement that, if elected as a director of the Company, such person has not given any commitment or assurance to any person or entity as to how such person would act or vote on any issue or question and will not enter into any undisclosed agreement with any person or entity other than the Company with respect to any director or indirect compensation in connection with service or action as a director of the Company;

•	The candidate’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors; and

•	An undertaking by both the nominating stockholder and the candidate to furnish promptly such other information as the Company may reasonably request.
The stockholder recommendation and information described above must be sent to the Nominating and Corporate Governance Committee's Chair in care of the Corporate Secretary at Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085 and must be received by the Corporate Secretary not earlier than January 27, 2021 and not later than February 26, 2021, except if the annual meeting for 2021 is called for a date earlier than May 2, 2021 or later than June 21, 2021, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2021 is mailed or the date the Company announces the date of the annual meeting for 2021, whichever occurs first.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate possession of such knowledge, experience, skills, expertise, international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest, and diversity, so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NASDAQ listing requirement.
The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders. Mr. Ekholm was identified as a candidate by the Nominating and Governance Committee for inclusion on the proxy card based upon his prior service on the Board of Directors.
Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating and Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The

Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

NON-EMPLOYEE DIRECTOR COMPENSATION
Our non-employee directors (“Outside Directors”) receive compensation according to the terms of the Board of Directors Compensation Policy (“Board Compensation Policy”). The description of the Board Compensation Policy below is qualified in its entirety by the text of the Board Compensation Policy, which was adopted on May 7, 2015 and was filed as exhibit 10.1 to the Company’s Report on Form 8-K filed on May 11, 2015.
Under the Board Compensation Policy, each Outside Director receives:

•	an annual cash retainer of $60,000, payable on a quarterly basis, for each one-year period starting July 1 and ending June 30; and

•
upon election or re-election at the annual meeting of stockholders, a restricted stock unit (RSU) award for that number of shares of the Company’s common stock determined by dividing the target dollar amount of $277,000 by the fair market value of a share of common stock on the date of grant.

In addition, our Outside Directors are reimbursed for local travel expenses or paid a fixed travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company. Our Outside Directors are also eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan.
The RSU awards vest in full after one year. If an Outside Director is appointed or elected to the Board of Directors at a time other than the annual meeting, the initial RSU award will be prorated to account for the number of months that have already elapsed since the last annual meeting. If an Outside Director resigns or voluntarily terminates service as a member of the Board of Directors, any unvested RSU award shall vest at such time on a pro rata basis based upon the number of months of service since the last annual meeting of stockholders.
The target dollar amount for determining the number of RSU shares may be revised based upon appropriate compensation benchmarks presented to and approved by the Compensation Committee and the Board of Directors. In 2019, the Compensation Committee, with the assistance of its external compensation consultant, performed a review of the Board Compensation Policy with benchmarking against peer group companies and determined, with concurrence from the Board of Directors, not to amend the policy.
Non-Employee Director Compensation Table
The table below shows the compensation earned by each Outside Director in the fiscal year ended January 3, 2020. Mr. Ekholm is not included, as he did not begin his service as a director until after the end of the fiscal year. Mr. Berglund and Mr. Painter are not Outside Directors and they receive no additional compensation for their service as directors and all of their compensation from the Company is fully reflected in the Summary Compensation Table set forth later in this proxy statement.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)($)	Total($)
Kaigham (Ken) Gabriel	60,000	276,969	336,969
Merit E. Janow	60,000	276,969	336,969
Ulf J. Johansson (3)	60,000	276,969	336,969
Meaghan Lloyd	60,000	276,969	336,969
Sandra MacQuillan	60,000	276,969	336,969
Ronald S. Nersesian	60,000	276,969	336,969
Mark S. Peek	60,000	276,969	336,969
Johan Wibergh	60,000	276,969	336,969

(1)	The amounts in this column represent a cash retainer, paid quarterly.

(2)
The amounts in this column represent the grant date fair value of RSU awards granted to each director re-elected at the 2019 annual meeting of stockholders. The grant date fair value, calculated pursuant to FASB ASC Topic 718, was estimated based on the closing price of our common stock on the date of grant. At fiscal year end, each Outside Director listed in the table had outstanding RSU awards for 6,494 shares and outstanding option awards as follows: 25,000 held by Mr. Johansson, 25,000 held by Mr. Nersesian, and 59,481 held by Mr. Peek. The other Outside Directors held no outstanding option awards at fiscal year end.

(3)	Mr. Johansson completed his service as a director and retired on January 4, 2020.

Non-Employee Director Stock Ownership Guidelines
In February 2013, we adopted a policy that requires each Outside Director to own a minimum number of shares of the Company’s common stock equal to a value of $200,000 to help align the personal interests of the directors with the interests of stockholders. The shares counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. New directors have five years from appointment to meet the minimum stock ownership level. All of the Outside Directors to whom the minimum ownership levels apply have met the requirement.
Recent Developments
After considering the uncertainty and adverse global business impacts of the COVID-19 virus pandemic, the Board of Directors determined on March 22, 2020 to proactively implement a temporary reduction of 50% in the annual cash retainer fees payable to non-employee directors. This reduction is not reflected in any of the tables or discussion included above.

Executive Compensation
The executive compensation sections of the proxy statement contain information about the Company’s compensation policies and practices, and the application of those policies and practices with respect to our Named Executive Officers. Under the SEC rules, the Company’s “Named Executive Officers” are the Company’s chief executive officer, chief financial officer, and the three other executive officers who received the highest amounts of compensation during the 2019 fiscal year. The following is a brief description of each of the Executive Compensation sections:
Compensation Discussion and Analysis. This section describes the elements of the Company’s compensation policies and the application of those policies to our Named Executive Officers.
Compensation Committee Report. This section contains a report of the Compensation Committee of our Board of Directors regarding the Compensation Discussion and Analysis section of the proxy statement.
Executive Compensation Tables. This section describes the amounts or values and types of compensation earned by our Named Executive Officers.
Post-Employment Compensation. This section describes certain benefits and payments that our Named Executive Officers would be eligible for in the event of a change in control event, upon death, or, in the case of our Non-Qualified Deferred Compensation Plan, payments that a Named Executive Officer may receive following termination of employment.
CEO Pay Ratio. This section discloses the median of the annual total compensation of all our employees, the annual total compensation of our President and Chief Executive Officer, and the ratio of these two amounts.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During 2019, these individuals were:

•	Steven W. Berglund, our President and Chief Executive Officer (our “CEO”) (1)

•	Robert G. Painter, our Senior Vice President and Chief Financial Officer (our “CFO”) (2)

•	Michael Bank, our Senior Vice President

•	Bryn Fosburgh, our Senior Vice President

•	Darryl R. Matthews, our Senior Vice President

(1)    Mr. Berglund became Executive Chairman of the Board at the beginning of fiscal 2020.
(2)    Mr. Painter became President and Chief Executive Officer at the beginning of fiscal 2020. In connection with Mr. Painter's transition to the President and Chief Executive Officer position, David Barnes became the Chief Financial Officer at the beginning of fiscal 2020.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, for 2019, including the key factors that the Compensation Committee considered in determining their compensation.
Recent Developments
After considering the uncertainty and adverse global business impacts of the COVID-19 virus pandemic, the Company’s executive leadership determined, in consultation with and at the approval of the Board of Directors on March 22, 2020, to proactively implement a temporary reduction of 50% in the base salaries of most of the executive officers. The Board also approved a temporary reduction of 50% in the annual cash fees payable to non-employee directors. These reductions are not reflected in any of the tables or discussion included in the “Non-Employer Director Compensation” section or in any of the Executive Compensation sections of this proxy statement, including in this Compensation Discussion and Analysis.

Executive Summary
Business Highlights
In 2019, we achieved record levels of revenue, profit, operating cash flow and earnings per share. We continued to develop the competitive strength of our core businesses, while focusing on a healthy balance for our business portfolio with respect to end market exposure, geographic diversity and business model mix.
We also continued to increase the level of software centricity of our offerings and revenue streams. We finished 2019 with software, services, and recurring revenues representing approximately 57 percent of total Company revenue. We reached $1.13 billion in annualized recurring revenue at the end of the year, up 6 percent on a year-over-year basis and representing approximately 34 percent of total revenue for the year.
Financial highlights for the year included:

•	Total year GAAP revenue was $3.264 billion; revenue increased 5 percent as compared to fiscal 2018.

•
Total year non-GAAP revenue was $3.271 billion; non-GAAP revenue increased 4 percent as compared to fiscal 2018, with organic growth of approximately 2 percent. See Appendix A to this Proxy Statement for a reconciliation of GAAP to non-GAAP financial measures.

•
Software, services and recurring revenue grew to 57 percent of total revenue, with annualized recurring revenue, calculated on the basis of non-GAAP revenue, in the fourth quarter 2019 of $1.13 billion.

•	GAAP operating income was $375.9 million in 2019, up 17 percent as compared to fiscal 2018. GAAP operating income as a percentage of revenue was 11.5 percent as compared to 10.3 percent in 2018.

•
Non-GAAP operating income was $667.8 million in 2019, up 4 percent as compared to fiscal 2018. Non-GAAP operating income as a percentage of revenue was 20.4 percent as compared to 20.6 percent in 2018.

•	GAAP diluted net income per share was $2.03 as compared to $1.12 in fiscal 2018.

•	Non-GAAP diluted net income per share was $1.99 as compared to $1.94 in fiscal 2018.

•	Operating cash flow for fiscal 2019 was $585 million, up 20 percent as compared to fiscal 2018. During fiscal 2019, Trimble repurchased $180 million of its common stock.
Long-term performance
Trimble has an excellent record of performance and creating stockholder value over an extended period of time.

	1 year	3 years	5 years	10 years	15 years	20 years
Trimble	26.7%	11.4%	9.5%	12.7%	11.4%	13.0%
S&P 500 (TR)	31.5%	15.3%	11.7%	13.6%	9.0%	6.1%

Trimble’s total return over the 20 year time horizon illustrates the long-term outperformance through economic cycles. Trimble's cumulative total return has also significantly outperformed the S&P 500 over the 20 year time horizon, as shown in the graph below.

2019 Executive Compensation Highlights
Following are highlights regarding the compensation of our Named Executive Officers for 2019, including key actions taken by the Compensation Committee and by the Board of Directors, in light of our overall operating environment and the results described above:

•	CEO Compensation: total cash compensation decreased in 2019 for our CEO.
As determined by the Compensation Committee, our CEO received a 3.3% increase in base salary in 2019, primarily driven by the desire to keep CEO pay in line with a competitive market range. The target annual equity award for our CEO (75% of which is in the form of performance-based equity) increased by 10.3%, driven by maintaining competitive market compensation, strong Company performance in 2018 and a positive outlook heading into 2019. The target bonus percentage for our CEO was unchanged, though the target annual cash incentive opportunity increased given the increase to base pay. In 2019, given the full year financial results of the Company against targets, the CEO received 20% of his target bonus.

•	Base Salary of Other Named Executive Officers: general base pay increases to better align with market/peer group.
Our other Named Executive Officers received base salary increases between 3% and 5%, with the exception of Michael Bank, our Senior Vice President who received an increase of 15.9%. Mr. Bank's increase reflected an additional adjustment that moved him closer to the 50th percentile of our peer group. The remaining increases maintained alignment of our other Named Executive Officers with the market, and we believe they were appropriate given our improved business performance ending in 2018 and moving into 2019.

•	Annual Cash Bonuses: incentive payments lower in 2019 based on financial results.
The 2019 management incentive program (“MIP”) required a 14% increase in operating income for target pay-out of cash bonuses. The Company achieved a 4% increase in operating income, and accordingly our Named Executive Officers received annual cash bonuses ranging from 10% to 26% of their target annual cash bonus opportunities, including an annual cash bonus for our CEO in the amount of $258,750, equal to 20% of his target annual cash bonus opportunity. 2019 bonus payments reflected our 2019 below target business performance, which aligns with our pay-for-performance compensation program strategy. In 2017 the bonus payments ranged from 155% to 250% of target cash bonus opportunity, and in 2018 they ranged from 155% to 220% of target.

•	Long-Term Incentive Compensation: continued emphasis on long-term performance-based pay.
A substantial portion of our long-term incentive ("LTI") compensation program is in the form of performance-based restricted stock unit (“PRSU”) awards, with the balance delivered in the form of time-based restricted stock unit (time-based “RSU”) awards.
In 2019 the Compensation Committee approved changes to the design of our PRSU program. The revised PRSU program combines previous different PRSU awards into one simplified form, and is intended to better emphasize the key drivers of Company value and to reward for multi-year, sustained performance. To this end, all performance metrics were re-evaluated for the 2019 PRSU program. The 2019 PRSU metrics now include goals for financial performance (revenue, profitability and annual recurring revenue ("ARR")), with a modifier for total shareholder return ("TSR"), based on how Trimble’s stock price performs relative to the S&P 400 Index over a 3 year cumulative performance period. Performance metrics are scored at the end of the 3 year measurement period, with revenue and EBITDA receiving a 70% weighting and ARR receiving a 30% weighting. The TSR modifier is then applied, which can result in upward or downward adjustments of up to 25%. The maximum possible PRSU award shares achievable at the end of the measurement period is 2.5 times the target number of shares, and the least amount achievable is 0 shares.
Generally, approximately 55% of the 2019 target long-term incentive value awarded to our Named Executive Officers (besides our CEO) was awarded in the form of PRSUs, which directly aligns to our pay-for-performance compensation strategy. The foregoing percentage excludes a special one-time RSU award to Mr. Fosburgh in November 2019 reflecting his new role overseeing our combined construction businesses. 75% of the 2019 target long-term incentive value awarded to our CEO was in the form of PRSUs, which is considerably above the level of long-term, performance-based equity compensation as a percentage of total annual equity granted for other CEOs in our peer group. Performance objectives that determine value realized under the 2019 PRSU awards are based upon revenue, EBITDA, and ARR growth through the performance period, coupled with a relative TSR modifier.

2019 Pay-for-Performance Philosophy
We believe our executive compensation program is competitive relative to the market and our peer group, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment, and to motivate and reward individual initiative and success, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk.”
We emphasize performance-based compensation that appropriately rewards our executive officers, including our Named Executive Officers, through two separate compensation elements:

•
First, our Named Executive Officers participate in our performance-based, annual cash bonus plan, which provides cash payments if Trimble produces financial results that meet or exceed specified objectives tied to our annual operating plan.

•
Second, we grant PRSU awards that reward our executives based on two components: (1) achieving or exceeding Trimble's pre-established revenue, EBITDA, and ARR goals over a multi-year period, and (2) driving TSR relative to an established stock price index. We believe having three discrete key business metrics in our LTI equity program with a TSR modifier creates an effective balance by aligning performance to the key internal financial metrics that create shareholder value. As noted above, the PRSU awards generally comprise approximately 55% of the value of LTI equity awards granted to our Named Executive Officers, and 75% in the case of our CEO.

These performance-based variable pay elements ensure that, each year, a substantial portion of our executive officers’ total compensation is variable in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
The pay mix for our CEO and our other Named Executive Officers during 2019 reflected this “pay-for-performance” design, with 71% of our CEO’s target total compensation delivered in the form of PRSUs and target bonus, and an additional 19% in the form of time-based RSUs with multi-year vesting that directly align our CEO’s interests with those of stockholders and facilitate our retention objectives, as shown in the following charts:

*
This chart excludes the compensation data for Mr. Fosburgh, who took a new role during the year overseeing our combined construction businesses and received a special one‑time RSU award in November 2019 with a grant date value of $1.6 million vesting over three years.

Total target compensation in the pie charts above represents the sum of actual 2019 base salary, the target annual cash incentive under the MIP, and the grant date target value of time-based RSUs and PRSUs granted during the year. The values of the PRSUs are based on the stock price on the grant date, under the assumption that the target number of shares vest, and differ from the values provided in the Summary Compensation Table set forth later in this proxy statement, which may represent the accounting value using a Monte Carlo analysis as required by FASB ASC Topic 718.
We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. To ensure consistency with our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of realizable compensation from such awards in subsequent years and our total shareholder return over this period.

As shown below, our Compensation Committee determined that a 2019 base pay and LTI grant increase was warranted for our CEO given the improved Company financial performance entering 2019 after completing a significantly improved 2018 fiscal year, including a 4% increase in revenue and a 4% increase in non-GAAP operating income versus the prior year. Changes included a 3.3% base salary increase in 2019, while target LTI equity value was increased from approximately $7.0 million in 2018 to approximately $7.75 million in 2019. The target bonus, expressed as a percent of base salary, was unchanged at 125% during all three years.

Chief Executive Officer Target Total Compensation
Fiscal Year	Annual Base Salary Rate (1)	Target Bonus (2)	Target LTI Value (3)	Target Total Compensation
2019	$1,035,000	$1,293,750	$7,749,945	$10,078,695
2018	$1,002,000	$1,252,500	$7,024,991	$9,279,491
2017	$886,000	$1,107,500	$6,116,173	$8,109,673

(1)	Represents the base salary rate approved as of May of each fiscal year.

(2)
Represents bonus paid at 100% achievement of MIP targets approved by the Board of Directors as of May of each fiscal year. Actual bonus paid depends on performance against targets, and ranges from 0% if minimum thresholds are not achieved up to 300% of target if there is substantial overachievement relative to target. Actual bonuses paid were $258,750 for 2019, $2,760,510 for 2018, and $2,222,837 for 2017.

(3)
Reflects the grant date target value of equity based on the stock price on the date of grant, which is different than the grant values provided in the Summary Compensation Table, which may represent the accounting value using a Monte Carlo analysis as required by FASB ASC Topic 718.

The Compensation Committee’s decision to increase 2019 CEO base pay and target LTI value was made in consultation with the compensation consultant with consideration given to:

•	our strong financial performance during 2018 and relatively positive outlook heading into 2019;

•	market data from companies included in our compensation peer group, following the prior four-year progression of CEO base pay; and

•	our CEO’s strong long-term track record at increasing stockholder value.
The Compensation Committee’s decision regarding CEO compensation also recognized the role of our annual incentive plan in aligning Trimble performance and actual total compensation. As shown in the table below, the change in CEO total compensation during 2019 was attributable primarily to two factors: a below-target actual bonus related to the below target financial performance delivered in 2019, combined with a moderate increase in CEO target LTI equity value. The increase in target LTI equity value (from $7.0 million in 2018 to $7.7 million in 2019) reflected the Compensation Committee’s objective of providing a competitive overall pay package for our CEO with a strong focus on long-term value creation. In 2018, CEO compensation reflected stronger financial performance in the form of bonus payments that significantly exceeded the target bonus.
Total compensation in the chart above represents the sum of base salary at the annual rate, the actual annual cash incentive earned under the MIP (which differs from the target bonus amount), and the grant date target value of time-based RSUs and PRSUs granted during each fiscal year, with PRSUs reflected at target performance levels. The target LTI value of equity depicted in the chart represents the value of the awarded equity incentives based on the closing price of our Common Stock on the grant date and differ from the values provided in the Summary Compensation Table, which may represent the accounting value using a Monte Carlo analysis as required by FASB ASC Topic 718. The actual value realized upon vesting of time-based RSUs and PRSUs can differ significantly from the initial target value of such awards, since the initial target value is determined by the price of Trimble stock at the grant date whereas the actual value realized upon vesting is determined by the price of Trimble stock at the time of vesting, as well as, for PRSUs, the actual performance of the Company's relative TSR and achievement of specific Trimble financial results.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices, while also considering market best practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.
The following summarizes the key features of our executive compensation and related policies and practices:

What we do	What we don’t do
✓  Use a pay-for-performance philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance. A substantial portion of each executive officer’s target total is direct compensation dependent upon our stock price and/or total stockholder return.
✓  Maintain an independent compensation committee. The Compensation Committee consists solely of independent directors.
✓  Retain an independent compensation advisor. The Compensation Committee engages its own compensation advisor. This consultant performed no consulting or other services for us in 2019.
✓  Review executive compensation annually. The Compensation Committee conducts an annual review and approval of our compensation strategy, and an annual compensation-related risk profile review to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking.
✓  Place compensation “at risk.” Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.
✓  Maintain a stock ownership policy. We maintain a stock ownership policy that requires our CEO, CFO, Named Executive Officers and other key executives to maintain a significant ownership level of our common stock.
✓  Maintain a compensation recovery (“clawback”) policy. In the event of a material restatement of our financial results, this policy allows for the recovery of certain compensation from our executive officers.
✓  Hold an annual stockholder advisory vote on executive compensation. We conduct an annual stockholder advisory vote on the compensation of our CEO and Named Executive Officers.

✗ No executive retirement plans. We do not offer executive-only pension arrangements or retirement plans to our executive officers.
✗  No significant perquisites. We do not provide substantial perquisites or other personal benefits to our executive officers.
✗  No tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any benefits, other than related to standard relocation benefits.
✗  No special health or welfare benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
✗  No hedging or pledging of our equity securities. We prohibit our executive officers, the members of our Board of Directors and other employees from hedging or pledging our equity securities.
✗  No stock option re-pricing. Our employee equity plan does not permit options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our stockholders.

2019 Say-on-Pay Vote
At our 2019 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 95% of the votes cast in favor of the proposal. This was one of our highest levels of support from stockholders in recent years, which we believe reflects their support and confidence in our approach to managing our executive compensation programs. Our alignment with stockholder interests continues to be supported by our pay-for-performance philosophy that drives our plan designs for our variable bonus and equity plans.
The Compensation Committee determined to maintain the same approach to our compensation program during 2019 as it had in 2018 in terms of the mix of compensation elements, however, it approved a change to the design of the performance equity awards issued in 2019. Rather than have two discreet PRSU awards as in prior years, the Compensation Committee approved one, consolidated form of award with performance metrics based on revenue, EBITDA, and ARR, with a relative TSR modifier to create better alignment with key Trimble financial metrics. It consolidates and simplifies the two previous forms of awards into one and moderates the volatility of the TSR measure by factoring it in as a modifier to Trimble performance. This revised weighting of performance metrics and a longer three-year performance measurement period provides for even greater alignment between management and stockholders in creating sustainable value over a long term basis.
We value the opinions of our stockholders and will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	establish compensation opportunities that are competitive, reward performance and maintain internal equity;

•	attract, motivate and retain highly-talented executive officers by providing compensation opportunities that are competitive and reward for performance; and

•	align the interests of our executive officers with the interests of our stockholders to drive the creation of sustainable long-term value.
Executive Compensation Program Design
Our current practice is to combine a mixture of compensation elements that balance achievement of our short-term goals with our long-term performance. We provide short-term incentive compensation opportunities in the form of an annual cash bonus plan, which focuses on our yearly operating results, and we provide long-term incentive compensation opportunities in the form of equity awards. We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements.
The equity awards comprising our long-term compensation include:

•	PRSU awards that are earned only if we achieve targeted absolute levels of revenue, EBITDA and ARR growth, and which are also subject to a modifier for relative TSR performance; and

•
time-based RSU awards that derive additional value from increases in our stock price over time and that are subject to multi-year vesting requirements, which also supports our executive retention objectives.

We believe that the compensation of our CEO and other executives should be largely influenced by our overall financial performance and total stockholder return, and this combination of elements yields a balanced focus on short-term goals and long-term performance, both absolute and relative, that aligns with stockholder interests.
Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers, and the non-employee members of our Board of Directors. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and our other executive officers. The Compensation Committee itself sets compensation for and makes equity awards to our CEO and our other executive officers. The Compensation Committee retains a compensation consultant (described below) to provide support to the Compensation Committee in its review and assessment of our executive compensation program.
Compensation-Setting Process
The Compensation Committee determines the target total direct compensation opportunities for our executive officers, including our Named Executive Officers. The Compensation Committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers.
When determining the amount of each compensation element and the target total direct compensation opportunity for our executive officers, the Compensation Committee considered the following factors:

•	our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;

•	each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•
the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	compensation consistency among our executive officers;

•	our financial performance relative to our peers;

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels; and

•	the recommendations provided by our CEO with respect to the compensation of our other executive officers.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Compensation Review Cycle
The Compensation Committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, at the beginning of each fiscal year. Any changes in base salary are generally effective in May of each year. We grant performance-based equity in May and time-based RSUs in November of each year. Our compensation peer group is reviewed and finalized by the Compensation Committee during the fourth quarter before the upcoming fiscal year. Other adjustments to executive pay are made during the year as circumstances warrant.
Role of Chief Executive Officer
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation).
The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers, including our other Named Executive Officers (other than our CEO). Our CEO recuses himself from all discussions regarding his own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist in providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2019, the Compensation Committee engaged Exequity LLP, a nationally recognized compensation consulting firm (“Exequity”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For 2019, the scope of Exequity’s engagement included:

•	the review and analysis of the compensation for our executive officers, including our Named Executive Officers;

•	supporting the design and implementation of changes to the executive long term incentive strategy;

•
providing analysis of market practice and support in the consideration and finalization of changes to the change-in-control and severance arrangements for our Named Executive Officers and certain other executive officers;

•	supporting finalization of our compensation peer group; and

•	support on other ad hoc matters throughout the year.
The terms of Exequity’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee Chairman. Exequity also coordinates with our management for data collection and job matching for our executive officers. In 2019, Exequity did not provide any other services to us. The Compensation Committee has evaluated Exequity’s independence pursuant to the listing standards of the NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Exequity in 2019.

Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location and number of employees. Our selection of peers also accounts for industry, targeting companies that are competitors and those with which we compete for talent. Within the technology sector, our peer group includes a relevant profile of companies across a range of technology sub-industries in order to match the diversity of our businesses. Specific Global Industry Classification Standard (GICS) sub-industries represented by companies included in our peer group include communications equipment, applications software, systems software, and electronic equipment and instruments. We compete for executive talent across many lines of business and therefore this diversity in our peer group keeps us informed and better aligned with pay practices across multiple relevant sub-industries.
In developing the compensation peer group for 2019, the following target criteria were observed in identifying comparable companies:

•	similar industry and competitive market for talent;

•	within a range of 0.5x to 2.0x of our revenue; and

•	within a range of 0.3x to 3.0x of our market capitalization.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and that of the companies in the peer group.
At the beginning of 2019, the Compensation Committee used the following compensation peer group to assist with the determination of compensation for our executive officers. In August 2019, the Compensation Committee approved maintaining this peer group following a review that included input from its compensation consultant.

ARRIS Group	Citrix Systems	Keysight Technologies	Roper Technologies
Autodesk	Commscope	Motorola Solutions	Synopsys
ANSYS	FLIR Systems	Nuance Communications	Teledyne Technologies
Cadence Design Systems	Juniper Networks	PTC	Zebra Technologies
The Compensation Committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities.
In addition, subsets of the Radford Global Technology executive compensation survey were incorporated into the competitive assessment prepared by Exequity and used by the Compensation Committee to evaluate the compensation of our executive officers. Radford Survey data incorporated in the analysis provided by Exequity were tailored to reflect companies from our compensation peer group as well as other companies identified on the basis of comparable industry, revenue, and market capitalization profiles. The executive compensation survey data supplements the compensation peer group data and provides additional information for our Named Executive Officers and other vice president positions for which there is less public comparable data available.
It is important to note that the companies in our Company peer group, as well as the peer groups selected by proxy advisory services, consist of technology companies generally focused in the Electronics & Equipment, Application Software and Communications Equipment industries that are similar to Trimble in size, industry classification, and organizational scope.  As such, the peers represent the group of companies with which we compete for talented employees, and therefore provide a reasonable basis for competitive market benchmarking in managing our executive compensation program.  However, the stockholder returns for the peer group may provide an imperfect comparison at particular points in time because Trimble's mix of businesses creates concentrated exposure to specific sectors such as agriculture, construction, and oil and gas, and negative developments in those markets may affect Trimble's business performance in ways that differ from that of other technology companies in our peer group.

Individual Compensation Elements
In 2019, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Compensation Component	Why We Provide it and in What Form?	How We Determine the Amount?	What is the Intended Outcome?
Base Salary	• Consistent with competitive practice and provided in cash.	• Use of compensation peer group and other market compensation data within a competitive market range, also factoring in responsibilities and performance.	• Designed to attract and retain highly talented executives by providing market competitive pay aligned to business and leadership experience, responsibilities and performance.
Annual Short Term Bonus Plan (“MIP”- Management Incentive Plan)	• Establish direct pay-for-performance link. • Drive focus on annual business targets and objectives. • Reflect market competitive practice; provided in cash.
 • Use of compensation peer group and other market compensation data within a competitive market median range for a target bonus percentage.
 • Payments are performance-based and calculated as a percentage of base salary.
• Within our pay-for-performance framework, we want to motivate our executives to achieve and exceed our annual business goals through the financial structure of the MIP plan.
Long-term Incentives (including PRSUs and RSUs)
 • Establish direct pay-for-performance link.
 • Drive focus on the achievement of critical long-term business objectives and total shareholder return.
 • Align management’s interests with those of our stockholders.
 • Foster long-term retention of key executives.
 • Reflect market competitive practice; provided through equity awards.

 • Use of compensation peer group and other market compensation data within a competitive market median range for annual equity award determination.
 • Amount of target annual equity awards also considers executive performance and responsibilities.
 • In fiscal 2019, the total long-term equity opportunity was allocated approximately as follows: 75% PRSUs vs 25% RSUs for our CEO, and 55% PRSUs vs 45% RSUs for other Named Executive Officers (excluding Mr. Fosburgh).

 • Delivering market competitive equity awards that drive a longer term view of our business and targeted results that align with the interests of our stockholders.
 • Creating an effective mix of absolute and relative performance by awarding PRSUs that are aligned to Company financial results and total shareholder return (TSR).
 • Create increased executive retention and focus on long-term share price appreciation through grants of time-based RSUs.

Executive Benefits and Perquisite Allowance
 • CEO and other executives participate in the standard health & welfare and retirements benefits as all regular employees. Certain eligible executives may participate in the Age & Service Equity Vesting Program.
 • Little to no special perquisites provided to executives.

Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals.
Using the competitive market data provided by its compensation consultant, the Compensation Committee reviews and adjusts the base salaries for each of our executive officers, including our Named Executive Officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.
Generally, the Compensation Committee sets base salaries with reference to the competitive range of the market median of our compensation peer group and applicable executive compensation survey data. Although we set base salaries within a competitive range of the market median, the actual positioning will also be based on the Compensation Committee’s assessment of the factors described above.
In May 2019, the Compensation Committee performed its annual review and adjustment of base salaries, taking into account the factors described in “Governance of Executive Compensation Program - Compensation-Setting Process” above. Given the Company’s strong financial performance over the prior year, the Compensation Committee determined it was appropriate to adjust our CEO’s base salary to the approximate 50th percentile as benchmarked against our peer group. In 2018, the Compensation Committee reviewed CEO base pay in light of competitiveness of the market and performance of Trimble and determined that a moderate adjustment to pay was warranted and made comparable adjustments to other executive officers' base salaries. The 2019 base salary increases were intended to align our other Named Executive Officers' base salaries with the market. The base salaries of our Named Executive Officers for 2019 were as follows:

Named Executive Officer	Fiscal 2019 Base Salary Rate (1)	Fiscal 2018 Base Salary Rate (1)	Approximate Percentage Adjustment
Mr. Berglund	$1,035,000	$1,002,000	3.3%
Mr. Painter	$544,688	$518,750	5.0%
Mr. Bank	$400,000	$345,000	15.9%
Mr. Fosburgh	$464,530	$451,000	3.0%
Mr. Matthews	$439,213	$426,420	3.0%

(1)
Reflects the annual salary rate approved by the Compensation Committee. Annual changes to base salaries, if any, are generally effective in May of each fiscal year. The actual amounts paid to our Named Executive Officers as salary in 2019 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses
We use an annual cash bonus plan to motivate our executive officers and other key employees to achieve our annual business goals. In 2019, our Compensation Committee adopted the Annual Management Incentive Plan for 2019 (the “2019 MIP”) to provide financial incentives for the Company as a whole and our individual business sectors and divisions to meet or exceed the annual target levels established under our 2019 annual operating plan. Senior-level managers, our executive officers, including our Named Executive Officers, and certain other individual employees were eligible to participate, upon approval by our CEO, or by the Compensation Committee with respect to our CEO, in the 2019 MIP.

◦	Target Annual Cash Bonus Opportunities
For purposes of the 2019 MIP, cash bonuses were based upon a percentage of each participant’s fiscal 2019 base salary rate. The target annual cash bonus opportunities for our executive officers, including our Named Executive Officers (other than our CEO) were recommended to the Compensation Committee by our CEO, and approved by the Compensation Committee. The target annual cash bonus opportunity for our CEO was reviewed and approved by the Compensation Committee and was unchanged, remaining at 125% of base pay. The determination of annual cash bonus opportunities is based on the factors described in “Governance of Executive Compensation Program - Compensation-Setting Process” above.
For 2019, the target annual cash bonus opportunities for our CEO and our Named Executive Officers were maintained at their 2018 levels. Specifically, the target annual cash bonus opportunities for 2019 were as follows:

Named Executive Officer	2019 target annual cash bonus opportunity (as a percentage of base salary)
Mr. Berglund	125%
Mr. Painter	80%
Mr. Bank	80%
Mr. Fosburgh	80%
Mr. Matthews	80%
Potential annual cash bonuses for our executive officers, including our Named Executive Officers, under the 2019 MIP could range from zero to 300% of their target annual cash bonus opportunity.

◦	Bonus Performance Measure
For purposes of the 2019 MIP, our Compensation Committee selected revenue (20% weighting) and adjusted operating income (80% weighting) as the corporate financial performance measures. For this purpose, “adjusted operating income” was determined as follows:

•	with respect to a sector or division, operating income for that sector or division; and

•	with respect to the Company as a whole, our operating income,

excluding the effects of purchase accounting adjustments to certain acquired deferred revenue and acquired capitalized commissions, restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition/divestiture items associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs, and other closing costs. For purposes of the 2019 MIP, a “sector” is a grouping of divisions within the Company.
As a result of the consideration of the adjustments described in the preceding paragraph, the 2019 MIP used a non-GAAP measure of operating income. References to operating income in the context of the 2019 MIP targets refer to this non-GAAP measure, unless otherwise noted. See Appendix A to this Proxy Statement for a reconciliation of GAAP to non-GAAP financial measures, including non-GAAP operating income.

◦	Bonus Plan Formula
For our CEO, CFO and Mr. Fosburgh, 2019 MIP payments were dependent upon achievement of pre-established revenue and operating income goals for the Company as a whole. Mr. Matthews' and Mr. Bank's 2019 MIP payment was dependent partly upon the achievement of the pre-established revenue and operating income goals for the Company as a whole, constituting 50% of their target annual cash bonus opportunities, with the remainder dependent upon the revenue and operating income performance of their respective business sectors.
Revenue and operating income target levels were established for the Company and for each business sector for the full fiscal year. Each Named Executive Officer was eligible to receive his full target annual cash bonus opportunity if full year revenue and operating income goals were achieved.
At the end of the year, an annual cash bonus amount for each executive was determined based on full year revenue and operating income results, and, for Mr. Matthews and Mr. Bank, on the annual revenue and operating income results of their respective business sector. Additionally, minimum thresholds for annual revenue and operating income, based upon annual results for the Company and for the sectors applicable to each Named Executive Officer, were to be met before any bonus would be earned. The amount of this annual cash bonus amount could vary from zero to 300% of each Named Executive Officer’s target annual cash bonus opportunity for the full fiscal year, calculated on a sliding scale, as described below. A Named Executive Officer was required to remain continuously employed through the bonus payment date to be entitled to a payment for the applicable period.
The following table sets forth the 2019 MIP revenue and operating income target levels and the operating income results applicable to the bonus payment for each of the Named Executive Officers (in millions):

	Revenue					Operating Income
	Target	Maximum	Actual	Threshold	Met?	Target	Maximum	Actual	Threshold	Met?
Corporate	$3,377	$3,614	$3,271	$3,207	Y	$710	$820	$668	$660	Y
Sector (Bank)	$634	$691	$603	$598	Y	$152	$176	$154	$137	Y
Sector (Matthews)	$633	$694	$580	$597	N	$209	$243	$190	$194	N
The relationship between the minimum operating income threshold, target and maximum performance levels, and the bonus payment earned under the 2019 MIP is set forth below. The target level of corporate operating income in the 2019 MIP of $710 million represented approximately 14% growth relative to our 2018 actual results. The target levels of operating income for Mr. Bank's and Mr. Matthews’ sectors also each represented significant growth relative to our 2018 actual results. The design of the MIP and performance goals established for 2019 ensure a rigorous relationship between pay and performance and an expectation of sustained positive operating performance in order for our Named Executive Officers to earn bonus payouts. The level of performance required to achieve a 300% of target pay-out represents substantial overachievement relative to our expected range of results.
The formula provides for a two-step payment calculation process based first upon achievement of annual revenue goals above the minimum threshold shown below. The next step measures the achievement of operating income goals above the minimum threshold shown below on a linear interpolated basis between zero and 100% achievement of the goals, and on an upward sloping linear interpolated basis between 100% and 300% achievement of the goals.

	Revenue Goals (in millions)			Operating Income Goals (in millions)
Incentive Payout as a % of Target	Company	Sector (Bank)	Sector (Matthews)	Company	Sector (Bank)	Sector (Matthews)
0%	$3,207	$598	$597	$660	$137	$194
100%	$3,377	$634	$633	$710	$152	$209
200%	$3,472	$659	$660	$760	$163	$224
300%	$3,614	$691	$694	$820	$176	$243

◦	Bonus Payments
The actual cash bonus payments earned by our Named Executive Officers under the 2019 MIP ranged from 10% to 26% of their target annual cash bonus opportunities. The following table sets forth the target annual cash bonus opportunities, weighting of corporate and sector revenue and operating income target levels, the actual achievement level relative to these target levels, and the actual cash bonus payments made to our Named Executive Officers for 2019:

	Target Bonus		Bonus Weighting		% Achievement (rounded)			Earned Value ($K)
Named Executive Officer	% of Base	Value ($K)	Corporate	Sector	Corporate	Sector	Weighted Average
Steven W. Berglund	125%	$1,294	100%	—%	20%	N/A	20%	$259
Robert G. Painter	80%	$436	100%	—%	20%	N/A	20%	$87
Michael Bank	80%	$320	50%	50%	20%	31%	26%	$82
Bryn Fosburgh	80%	$372	100%	—%	20%	N/A	20%	$74
Darryl Matthews	80%	$351	50%	50%	20%	—%	10%	$35
The actual cash bonus payments made to our Named Executive Officers for 2019 are set forth in the “Summary Compensation Table” below.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our Named Executive Officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are determined and granted by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford survey data for similar roles and positions for each of our executive officers, taking into consideration business results, internal equity, experience and individual performance.
In May 2019, the Compensation Committee determined that the long-term incentive equity awards to be granted to our executive officers should be in the form of a combination of PRSU awards and time-based RSU awards for shares of our common stock. In 2019, our Named Executive Officers received PRSU awards as well as time-based RSU awards, as summarized here and described in greater detail below:

•
The PRSU awards granted are to be earned to the extent that we achieve pre-established target levels of various performance goals over a 3 year performance period, with a modifier for total shareholder return as of the end of our fiscal 2021. These generally comprised 55% of the total long-term incentive equity value granted to each Named Executive Officer other than Mr. Fosburgh (or 75% in the case of our CEO).

•
The remaining long-term incentive compensation value granted to our executive officers was delivered in the form of time-based RSU awards, which were granted in November 2019. These grants generally comprised 45% of the total long-term incentive equity value granted to each Named Executive Officer other than Mr. Fosburgh (or 25% in the case of our CEO).

•
Mr. Fosburgh, who was appointed to oversee the Company's combined construction businesses in the Fall of 2019, received 100% of his long-term incentive value in time-based RSU awards in 2019 due to his special one-time RSU award grant in November 2019.

The Compensation Committee approved the mix of 2019 long-term incentive equity awards based on an assessment of our compensation objectives and historical practice, input from the Compensation Committee’s independent compensation consultant, and market practice among companies in our peer group. The mix of time and performance-based vesting equity awards is competitive with market practice for our Named Executive Officers. The Compensation Committee determined through peer group analysis that the equity awards to our CEO, for which approximately 75% of target value was in the form of performance-based awards, included a greater weighting on performance-based compensation than is common among peer companies. This weighting was established to reinforce our strong pay-for-performance culture.
The Compensation Committee approved the following aggregate equity awards for our Named Executive Officers in 2019:

Named Executive Officer	Restricted Stock Unit Awards (# of shares)	Performance Stock Unit Awards (# of shares at target)	Aggregate Grant Date Fair Value (as shown in Summary Compensation Table) ($)
Mr. Berglund	49,438	136,283	$8,383,661
Mr. Painter	22,449	26,737	$2,165,987
Mr. Bank	13,561	16,042	$1,290,242
Mr. Fosburgh	40,180	—	$1,574,654
Mr. Matthews	13,561	16,042	$1,290,242

◦	PRSU Awards
Prior to 2019, we issued each executive two different forms of PRSU awards: one with performance achievement based on our financial results, and one based on the TSR of our common stock. In May 2019, in consultation with the independent compensation consultant, our Compensation Committee approved a new design for a single PRSU structure incorporating a combination of performance factors based on three key measures of financial results as well as total shareholder return. The 2019 PRSU awards are earned based on the achievement of revenue, change in profitability (EBITDA) and annual recurring revenue (ARR) performance targets, and are then also subject to adjustment up or down based on the TSR percentage modifier. The recipient may earn up to 200% of the base target number of units granted under the award through the achievement of the financial targets, to which a TSR modifier of between 75% and 125% is then applied. As a result, each award has a maximum achievement of 250% of the number of units subject to the award.
The formula for the combined PRSU awards assigns a particular weighting to each financial measure relative to its impact on the company’s financial performance to determine a base achievement level:
•70% weighting for achievement against goals for revenue growth and EBITDA
•30% weighting for achievement against goals for ARR growth
The results of this base achievement level are then subject to a TSR modifier, which measures Trimble’s relative TSR percentage against the relative TSR of the S&P 400 over the entire performance period, and then either increases or decreases the earned awards according to the following scale:

TSR Performance	Modifier to earned awards
75th percentile or above	125%
Between 50th and 75th percentiles	110%
Between 25th and 50th percentiles	90%
25th percentile or below	75%
The earned shares (if any) will vest at the end of fiscal 2021. The levels of performance required to earn each factor are set forth in a set of matrices which were reviewed and approved by the Compensation Committee at the time of the grant. These matrices are intended to reward achievement of rigorous three-year financial goals, which translate into leveraged outcomes aligned with stockholder interests. The matrix achievement levels are defined at the intersection of revenue growth and EBITDA, along with growth in ARR – three primary metrics of value creation. The threshold levels of revenue, EBITDA and ARR required to earn any payout under the terms of the PRSU Awards were greater than our actual performance results during fiscal 2018, ensuring that no compensation will be earned under the awards for performance that does not represent growth over time and significant progress toward achieving the objectives established in our long-term strategic plan. In addition, no shares will be earned if the threshold levels of revenue, EBITDA and ARR are not achieved. Attainment in between the performance levels of the matrix is determined by interpolation on a linear basis.
The decision to link these long-term awards to our revenue growth, EBITDA and ARR performance was aligned with our long-term strategic plan and reflected our focus on profitable growth and growing ARR as key drivers of stockholder value. The Compensation Committee believes that the use of a 3-year performance and vesting period ensures a long-term view of performance that is aligned with the interests of our stockholders. In addition, this approach is competitive with market practice among companies in the Trimble compensation peer group and supports the retention of our executive team.

◦	Time-Based RSU Awards
The time-based RSU awards vest in equal annual installments over the three-year period, with the first installment vesting after one year (approximately one year from the date of grant), contingent upon an executive officer remaining continuously employed by us through each applicable vesting date. Upon vesting, the RSU awards may be settled by issuing the number of shares of our common stock, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, as determined in the discretion of the Compensation Committee.
The equity awards granted to our Named Executive Officers in 2019 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.
Welfare and Health Benefits
Our executive officers, including our Named Executive Officers, are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health and welfare benefits generally available to all U.S. employees.
In addition, our employees, including our executive officers, are eligible to participate in our Section 401(k) retirement plan. Participants in the Section 401(k) plan in general may receive up to $3,000 per year in matching Company contributions.
Also, certain eligible executive officers, including each of the Named Executive Officers, participate in a post-employment equity vesting arrangement (see the description under "Post-Employment Compensation - Trimble Age & Service Equity Vesting Program" later in this Proxy Statement). In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies. Certain of our Named Executive Officers also participate in our Non-Qualified Deferred Compensation Plan, further discussed in “Post-Employment Compensation” below.
In addition, we pay basic life insurance premiums on behalf of our Named Executive Officers, as part of our general death benefits for full time employees.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees. During 2019, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits, subject to review and approval by the Compensation Committee.
Employment Arrangements
As of the end of 2019, we had a written employment agreement with our CEO, Mr. Berglund, as well as written employment offer letters with each of our other executive officers, including our other Named Executive Officers.

In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.
On January 4, 2020, Mr. Painter became CEO of the Company and Mr. Berglund assumed the role of executive chairman of the Board of Directors.
In connection with Mr. Painter's appointment to CEO, the Board of Directors and the Compensation Committee of the Board of Directors approved the following compensation for Mr. Painter effective January 4, 2020:

•	Mr. Painter will receive an annual base salary of $850,000.

•	Mr. Painter will be eligible to participate in Trimble’s Management Incentive Plan with an annual target bonus at 125% of base salary.

•
Mr. Painter will also be eligible to receive annual long-term stock-based incentive awards, in the forms and amounts, and subject to the terms and conditions determined by the Compensation Committee in its discretion.

•	Mr. Painter was granted $1,000,000 in restricted stock units at the beginning of fiscal 2020, 100% of which will vest on the third anniversary of the grant date.

•
Mr. Painter was granted performance-based options (“Performance Options”) to purchase shares of common stock of the Company at the beginning of fiscal 2020 with a grant date value of $3,000,000, calculated using Trimble’s normal stock option valuation methodology for performance awards. The Performance Options require both stock appreciation performance goals and a continued service requirement to be met in order to vest, although they are subject to acceleration if Mr. Painter is terminated under certain circumstances, as further described in the Company’s Form 8-K current report, filed December 18, 2019. Mr. Painter's award agreement for his Performance Option is filed as Exhibit 10.9(K) to the Company's Annual Report on Form 10-K filed on February 28, 2020.

•
Mr. Painter will also be eligible to continue to participate in the Company’s medical, dental, life, short and long-term disability insurance, tuition reimbursement and 401k plans, the Company’s Discretionary Vacation Time Policy and the Non-Qualified Deferred Compensation Plan.

•	Mr. Painter will also enter into an amended and restated Executive Severance Agreement and an amended and restated Change in Control Severance Agreement.
In connection with Mr. Berglund's appointment as Executive Chairman of the Board, effective January 4, 2020, Mr. Berglund will receive an annual base salary of $800,000 but will no longer be eligible to participate in Trimble’s Management Incentive Plan. Mr. Berglund was granted $3,200,000 in restricted stock units at the beginning of fiscal 2020, which are scheduled to vest in three annual installments, subject to earlier vesting in accordance with the terms of the Trimble Age & Service Equity Vesting Program. Mr. Berglund’s existing Executive Severance Agreement and Change in Control Severance Agreement remain in full force and effect, as do his other existing benefits.
Mr. Painter’s and Mr. Berglund’s current employment and compensation arrangements with the Company are described more fully in the Company’s Form 8-K current report, filed December 18, 2019.
Change-in-Control Compensation Arrangements
We have entered into executive severance and change in control severance agreements (the “Severance Agreements”) with each of our executive officers, including our CEO and our other Named Executive Officers. The post‑employment compensation arrangements provided under the Severance Agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their employment agreements or offer letters. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. The Severance Agreements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-

employment compensation payments or benefits. The terms and conditions of these arrangements are described in “Post-Employment Compensation” below.
The Compensation Committee does not consider the specific amounts payable under the executive severance and change-in-control severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.
For detailed descriptions of the post-employment compensation arrangements we maintained with our Named Executive Officers for 2019, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Post-Employment Compensation” below.
Other Compensation Policies and Practices
Equity Awards Grant Policy
Due to the fact that our Compensation Committee’s and Board of Directors’ regular meetings are typically timed to coincide with the preparation of our quarterly financial results, equity awards have and will be granted shortly before an earnings release. The Compensation Committee or our Board of Directors may also grant equity awards at a special meeting, or by unanimous written consent, in special circumstances, such as to facilitate the hiring of a key executive officer. In addition, the Compensation Committee has delegated the authority to the Chief Executive Officer of the Company to grant certain types of standard, routine equity awards to non-officer employees, subject also to individual and aggregate annual limitations. Accordingly, our Compensation Committee, Board of Directors or Chief Executive Officer may grant equity awards while the directors or Chief Executive Officer are in possession of material, non-public information.
Stock Ownership Policy
We maintain a stock ownership policy for our executives, as well as the members of our Board of Directors, to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance.
This policy requires our executive officers (as defined under SEC rules), including our Named Executive Officers, to each own a minimum number of shares of our common stock equal to a multiple of his or her annualized base salary, as set forth below:

Position	Multiple of Base Salary
CEO	5x
Other executive officers	2x
Chief Accounting Officer	1x
The shares of our common stock counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares.
Mr. Berglund has achieved his required ownership level. For the other executives, the number of shares necessary to meet the minimum ownership level may be accumulated during the first five years after the date the policy became applicable to them (May 1, 2017) or five years from the date they assume one of the roles listed.
Compensation Recovery (“Clawback”) Policy
We also maintain a policy providing that in the event of a material restatement of our financial results, we may require that incentive-based compensation paid to our executive officers who were subject to Section 16 of the Securities Exchange Act of 1934 during the three fiscal years prior to the restatement be forfeited and repaid to us. In addition, if material dishonesty, fraud or misconduct by any such executive officer directly caused or materially contributed to the need for the restatement, the full amount of incentive-based compensation paid to him or her during the prior three fiscal years may be subject to forfeiture or reimbursement. If any such executive officer did not engage in any misconduct, the amount subject to forfeiture or reimbursement will be based on the difference between the amount of incentive-based compensation that was paid based on the results as originally reported and the amount of incentive-based compensation that would have been paid based on the results as restated, calculated without regard to any taxes paid.
Our Board of Directors will determine the amount, form and timing of any recovery in its discretion, based on the circumstances. Each of our executive officers who is subject to Section 16 of the Securities Exchange Act of 1934 is required to sign an acknowledgment making them subject to the policy.
Policy Prohibiting Hedging or Pledging of Company Securities
We have a policy that prohibits all hedging or monetization transactions, which could result in an employee, including an executive officer, or a member of our Board of Directors to continue to own the covered securities at issue, but without the full risks and rewards of ownership. If that were to occur, the employee or director may no longer have the same objectives as our other stockholders. We consider it improper and inappropriate for our employees, including our Named Executive Officers, to engage in such transactions, and have expressly prohibited directors, employees and their designees from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset any decrease in the market value of our equity securities, under our Insider Trading Policy.
While use of Company securities as collateral for margin accounts or other transactions does not directly create a misalignment with stockholders’ interests, it raises potential risks to stockholder value, particularly if the pledge is significant. Based on these potential risks, we have prohibited pledging transactions as well.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the "Code") was amended on December 22, 2017 by the Tax Cuts and Jobs Act (the “Tax Act”). Under the Tax Act, Section 162(m) applies to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other employee of the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. The Tax Act eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. Accordingly, the Company’s tax deduction for compensation of covered employees is generally limited to $1 million per taxable year for each officer.
The Company has awarded, and will continue to award, compensation that it considers appropriate which does not qualify for deductibility under Section 162(m). In accordance with the transition rule applicable to binding contracts in effect on November 2, 2017, to the extent practicable and in the best interests of the Company and its stockholders, the Company will generally seek to preserve the deductibility of performance‑based compensation by meeting the requirements of Section 162(m), as amended by the Tax Act.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
Submitted by the Compensation Committee of the Company’s Board of Directors,

Börje Ekholm, Member	Ronald S. Nersesian, Chairman	Johan Wibergh, Member
Compensation Committee	Compensation Committee	Compensation Committee
Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund	Merit E. Janow	Kaigham (Ken) Gabriel	Meaghan Lloyd	Sandra MacQuillan	Robert G. Painter	Mark S. Peek

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the compensation information for the 2019, 2018 and 2017 fiscal years, respectively, by: (i) all persons who served as the Company’s chief executive officer during the last completed fiscal year; (ii) all persons who served as the Company’s chief financial officer during the last completed fiscal year; and (iii) the three other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary (1)(2) ($)	Stock Awards (3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2)(4) ($)	All Other Compensation (5) ($)	Total ($)
Steven W. Berglund	2019	1,022,942	8,383,661	—	258,750	15,141	9,680,494
President & Chief Executive Officer (6)	2018	961,400	7,452,939	—	2,760,510	2,323	11,177,172
	2017	876,900	7,537,924	—	2,222,837	—	10,637,661
Robert G. Painter	2019	535,211	2,165,987	—	87,150	9,005	2,797,353
Chief Financial Officer (7)	2018	482,437	1,529,688	—	914,660	8,211	2,934,996
	2017	401,000	1,600,493	—	666,625	3,000	2,671,118
Michael Bank (8)	2019	379,862	1,290,242	—	82,128	6,303	1,758,535
Senior Vice President
Bryn Fosburgh	2019	459,586	1,574,654	—	74,325	5,146	2,113,711
Senior Vice President	2018	451,000	1,594,580	—	557,805	750	2,604,135
	2017	446,362	888,800	—	724,419	1,494	2,061,075
Darryl Matthews	2019	434,539	1,290,242	—	35,137	4,466	1,764,384
Senior Vice President	2018	422,073	1,105,630	—	587,771	750	2,116,224
	2017	409,695	1,448,055	—	829,507	1,500	2,688,757

(1)	The amounts shown are for actual amounts earned in each fiscal year, which may differ from the current annual salaries that are typically adjusted in May.

(2)
The amounts shown in the columns for Salary and Non-Equity Incentive Plan Compensation may include amounts earned in the applicable year but deferred at the election of the Named Executive Officer pursuant to the Company’s Non-Qualified Deferred Compensation Plan.

(3)
Represents the grant date fair value of the stock awards in accordance with FASB ASC Topic 718. The fair values of time-based awards and financial results-driven performance-based awards are determined using the closing price of our common stock on the date of grant; with the number of such results-driven performance-based awards determined by the probable achievement of the underlying performance goals as of the grant date--generally at target amounts. A Monte Carlo valuation model is used for performance-based awards that include a factor based on total shareholder return, which results in a fair value greater than the price of Trimble's stock at the date of grant. For a description of the assumptions used in determining the fair values described in this column, please refer to “Note 15: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 28, 2020.

Assuming the highest level of performance is achieved, the maximum value of the performance-based 2019 awards (determined as of the grant date) per Named Executive Officer is as follows: Mr. Berglund $16.1 million, Mr. Painter $3.2 million, Mr. Bank $1.9 million, and Mr. Matthews, $1.9 million.

(4)	Consists of cash bonuses earned under the Management Incentive Plan.

(5)	The amounts shown for Mr. Berglund in 2019 consist of $12,741 for group term life insurance and $2,400 for reimbursement of fitness dues.

(6)	Mr. Berglund became Executive Chairman of the Board at the beginning of fiscal 2020.

(7)	Mr. Painter became President and Chief Executive Officer at the beginning of fiscal 2020.

(8)	Mr. Bank first became a Named Executive Officer in 2019. The disclosure of his compensation information is limited accordingly.

Grants of Plan-Based Awards
The table below lists the cash bonus incentive opportunities, performance-based restricted stock unit awards, and time-based restricted stock unit awards, for each of the Named Executive Officers during the fiscal year ended January 3, 2020.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (2) ($)
			Threshold	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven W. Berglund	Cash Incentive			1,293,750	3,881,250
	Performance RSU Award	5/7/19 (3)				—	136,283	340,708				6,446,186
	RSU Award	11/12/19 (4)(5)							49,438			1,937,475
Robert G. Painter	Cash Incentive			435,750	1,307,250
	Performance RSU Award	5/7/19 (3)				—	26,737	66,843				1,264,660
	RSU Award	12/17/19 (4)							22,449			901,327
Michael Bank	Cash Incentive			320,000	960,000
	Performance RSU Award	05/07/19 (3)				—	16,042	40,105				758,787
	RSU Award	11/12/19 (4)							13,561			531,456
Bryn Fosburgh	Cash Incentive			371,624	1,114,872
	RSU Award	11/12/19 (4)(5)							40,180			1,574,654
Darryl R. Matthews	Cash Incentive			351,370	1,054,110
	Performance RSU Award	5/7/19 (3)				—	16,042	40,105				758,787
	RSU Award	11/12/19(4)							13,561			531,456

(1)
The annual target cash incentive opportunities under the MIP for the 2019 fiscal year were as follows: Mr. Berglund, 125% of his annual base salary; Messrs. Bank, Fosburgh, Painter, and Matthews, 80% of their respective annual base salaries.

(2)
The fair values of stock awards were calculated in accordance with FASB ASC Topic 718. The fair value of time-based awards is determined using the closing price of our common stock on the date of grant. The fair value of 2019 performance-based awards is determined by the probable achievement of the underlying performance goals as of the grant date and by using a Monte Carlo valuation model for the factor based on total shareholder return, which results in a value greater than the price of Trimble's stock at the date of grant. For a description of the assumptions used in determining the values described in these columns, please refer to “Note 15: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 28, 2020.

Assuming the highest level of performance is achieved, the maximum value of the performance-based RSU awards (determined as of the grant date) per Named Executive Officer, is as follows: Mr. Berglund $16.1 million, Mr. Painter $3.2 million, Mr. Bank $1.9 million, and Mr. Matthews, $1.9 million.

(3)
These PRSU awards granted on May 7, 2019, which have multiple performance factors, will vest after the completion of the performance period which began on December 29, 2018 and ends December 31, 2021, subject to each officer's continued employment. A base of between 0%-200% of the target number of awards vest depending on the Company's Revenue and EBITDA predetermined goals. An additional multiplier of between 75% and 125% is then applied based on the Company's relative Total Shareholder Return for its common stock as compared to the Total Shareholder Return of all companies included in the S&P 400 at the beginning of the Performance Period, with a multiplier of 1.1 if the Company’s TSR is at the 50th percentile.

(4)
These time-based RSU grants vest with the first installment vesting after one year (more specifically, one year from the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month) such that the RSUs become fully vested three years from the vesting start date, subject to each officer's continued employment with the Company through such anniversary date. Upon vesting, the RSUs may be settled by issuing the number of shares shown in the table, or by making a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.

(5)	These time-based RSUs will vest upon retirement under Trimble's Age & Service program.

Outstanding Equity Awards at Fiscal Year-End
The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended January 3, 2020.

Name	Grant Date		Option Awards				Stock Awards
			Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (1) ($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#) (2)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested (2) ($)
Steven W. Berglund	5/2/2017	(3)					111,708	4,636,999	57,548	2,388,817
	11/13/2017	(4)(7)					12,784	530,664
	5/1/2018	(5)					31,951	1,326,286	64,870	2,692,754
	5/1/2018	(6)							48,410	2,009,499
	11/8/2018	(4)(7)					35,460	1,471,945
	5/7/2019	(8)							136,283	5,657,107
	11/12/2019	(4)(7)					49,438	2,052,171
Robert G. Painter	10/29/2013	(9)	6,000	—	28.20	10/29/2020
	5/9/2014	(9)	3,500	—	35.02	5/9/2021
	11/6/2014	(9)	5,250	—	27.48	11/6/2021
	5/7/2015	(9)	2,660	—	25.29	5/7/2022
	2/1/2016	(9)	44,062	938	19.28	2/1/2023
	5/2/2017	(3)					13,860	575,329	7,140	296,381
	11/9/2017	(4)					5,594	232,207
	5/1/2018	(5)					3,495	145,077	7,097	294,596
	5/1/2018	(6)							10,592	439,674
	11/08/2018	(4)					13,296	551,917
	5/7/2019	(8)							26,737	1,109,853
	12/17/2019	(4)					22,449	931,858
Michael Bank	5/9/2014	(9)	3,350	—	35.02	5/9/2021
	11/6/2014	(9)	4,100	—	27.48	11/6/2021
	5/7/2015	(9)	2,000	—	25.29	5/7/2022
	5/2/2017	(3)					8,250	342,458	4,250	176,418
	11/9/2017	(4)					3,996	165,874
	5/1/2018	(5)					2,489	103,318	5,053	209,750
	5/1/2018	(6)							7,542	313,068
	11/8/2018	(4)					9,430	391,439
	5/7/2019	(8)							16,042	665,903
	11/12/2019	(4)					13,561	562,917
Bryn Fosburgh	5/2/2017	(3)					13,200	547,932	6,800	282,268
	2/1/2018	(4)(7)					7,370	305,929
	5/1/2018	(5)					2,563	106,390	5,203	215,977
	5/1/2018	(6)							7,766	322,367
	11/8/2018	(4)(7)					9,466	392,934
	11/12/2019	(4)					40,180	1,667,872
Darryl R. Matthews	5/2/2017	(3)					12,540	520,535	6,460	268,155
	11/9/2017	(4)					5,061	210,082
	05/01/2018	(5)					2,563	106,390	5,203	215,977
	05/01/2018	(6)							7,766	322,367
	11/08/2018	(4)					9,466	392,934
	5/7/2019	(8)							16,042	665,903
	11/12/2019	(4)					13,561	562,917

(1)	The market value of the unvested portion of these RSU awards was calculated using the closing price of the Company’s Common Stock on January 3, 2020, which was $41.51.

(2)
As described under “Executive Compensation—Compensation Discussion and Analysis,” between 0% and 200% (or 250% in the case of awards granted in 2019, which have a TSR multiplier) of the PRSU awards vest depending on satisfaction of the applicable performance conditions, in each case based upon linear interpolation between threshold and maximum achievement. In accordance with SEC rules, the number and value shown for these awards reflect either (x) target achievement in the case of awards tracking at or below target level, which is the case for the awards granted on May 1, 2018 and associated with footnotes 5 and 6 below and the awards granted on May 7, 2019 and associated with footnote 8 below, or (y) maximum achievement in the case of awards tracking above target level which is the case for all other awards showing values in this column. In each case, the value is based on the closing price of the Company’s Common Stock on January 3, 2020, which was $41.51.

(3)
These TSR PRSU awards granted on May 2, 2017 will vest depending on our TSR relative to the TSRs of the component stocks of the S&P 500 Index over the completion of the performance period which ends May 15, 2020, with an annual scoring window on May 15, 2018, May 15, 2019 and May 15, 2020, subject to satisfaction of the performance conditions as well as continued employment with the Company through the vesting date.

(4)
These time-based RSU awards vest over three years, with one third vesting on each anniversary of the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month. Upon vesting, these RSUs may be settled by issuing the number of shares shown in the table, or by making a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.

(5)
These TSR PRSU awards granted on May 1, 2018 will vest depending on our TSR relative to the TSRs of the component stocks of the S&P 500 Index over the performance period which ends May 15, 2021, with an annual scoring window on May 15, 2019, May 15, 2020 and May 15, 2021, subject to satisfaction of the performance conditions as well as continued employment with the Company through the vesting date.

(6)
These Financial Results PRSU awards granted on May 1, 2018 will vest depending on the Company’s attainment of certain 2018 through 2021 operating income and revenue performance. The awards will vest after the completion of the performance period which ends January 1, 2021, subject to satisfaction of the performance conditions as well as continued employment with the Company through the vesting date.

(7)	These time-based RSU awards will vest upon retirement under Trimble's Age & Service program. Mr. Berglund and Mr. Fosburgh currently meet the criteria for a qualifying retirement.

(8)
These PRSU awards granted on May 7, 2019, which have multiple performance factors, will vest after the completion of the performance period which began on December 29, 2018 and ends December 31, 2021, subject to each officer's continued employment. A base of between 0%-200% of the target number of PRSUs vest depending on the Company's revenue and EBITDA predetermined goals.  An additional multiplier between 75% and 125% is then applied based on the Company's TSR as compared to the TSR of all companies included in the S&P 400 at the beginning of the Performance Period, with a multiplier of 1.1 if the Company’s TSR is at the 50th percentile.

(9)	These stock options vest 50% on the second anniversary of the date of the grant and 1/48th each month thereafter such that the stock options become fully vested four years from the date of grant.
Option Exercises and Stock Vested
The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of RSU awards, during the fiscal year ended January 3, 2020.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting (2) ($)
Steven W. Berglund	690,250	6,606,313	346,628	14,925,755
Robert G. Painter	13,300	179,372	88,715	3,761,208
Michael Bank	2,900	44,878	22,858	987,498
Bryn A. Fosburgh	13,573	136,422	84,037	3,609,978
Darryl R. Matthews	—	—	69,959	3,009,366

(1)
The value realized on exercise of stock option awards is determined by multiplying the difference between the closing price of a share of our Common Stock on the exercise date and the option exercise price by the number of shares exercised.

(2)
The value realized on vesting of stock awards is determined by multiplying the closing price of a share of our Common Stock on the distribution date of vesting by the number of shares vesting. Includes PRSU awards vested on January 3, 2020 and settled on February 20, 2020.

Non-Qualified Deferred Compensation
The Company has adopted a Non-Qualified Deferred Compensation Plan (“DCP”) in which certain employees, officers and members of the Board of Directors may participate. Participants in the DCP may elect to defer a portion of their salary, bonus or director fees in accordance with the terms of the DCP. Participation in the DCP is voluntary. A participant in the DCP may defer a minimum of 5% of the participant’s base salary and a maximum of: 90% of base salary, 85% of bonus or 100% of director fees.
The Company has not made any contributions to the DCP on behalf of the members of the Board of Directors or the Named Executive Officers, even though the Company has the ability to do so under the terms of the DCP.

Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions. The DCP’s measurement funds are similar to the funds available to employees who participate in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control, as defined in the DCP. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death. In addition, participants may request withdrawals from the DCP in the event of a severe financial hardship.
The table below shows contributions to the DCP by, or on behalf of, each of the Named Executive Officers during the fiscal year ended January 3, 2020.

Name	Executive contributions in last FY (1) ($)	Company contributions in last FY (2) ($)	Aggregate earnings in last FY (3) ($)	Aggregate withdrawals/ distributions in last FY ($)	Aggregate balance at last FYE ($)
Steven W. Berglund	$—	$—	$—	$—	$—
Robert G. Painter	$—	$—	$10,599	$—	$45,666
Michael Bank	$238,533	$—	$32,465	$—	$270,998
Bryn A. Fosburgh	$—	$—	$—	$—	$—
Darryl Matthews	$—	$—	$—	$—	$—

(1)	The amount of each Named Executive Officer’s contribution to the DCP, if any, is included in the "Salary" column of the Summary Compensation Table.

(2)	The amount of the Company's contribution to the DCP for each Named Executive Officer, if any, has been included in the "All Other Compensation" column of the Summary Compensation Table.

(3)	Amounts included in this column are not reported as compensation in the Summary Compensation Table.

POST-EMPLOYMENT COMPENSATION
Potential Payments upon Termination or a Change in Control
The Company’s Board of Directors approved a standard form of “Change In Control” and “Executive Severance” Agreements for executive officers in 2017 to align with market practices, and the Company concurrently entered into these agreements with the Named Executive Officers, other than Mr. Berglund. Mr. Berglund entered into a new Executive Severance Agreement and Change in Control Severance Agreement on February 20, 2019, as described further below. The post-employment compensation arrangements provided under these agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their prior employment agreements or offer letters.
Under the Executive Severance Agreements, if the executive’s employment is terminated by the Company other than for “cause” or if the executive terminates his employment for “good reason” (as such terms are defined in the agreements), and such termination is not covered by the change-in-control provisions described below and provided the executive has executed a release of any claims against the Company, the executive will receive:

•
100% (200% in the case of Mr. Berglund) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus under the Company's management incentive plan, which is an amount equal to a percentage of the executive’s annual base salary;

•	a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;

•	a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Berglund) of continued health coverage; and

•
pro rata vesting of outstanding equity awards based on the length of time from the date of the grant to the date of termination, with the pro rata portion of any performance-based awards settled after the end of the applicable performance period and based additionally on actual attainment of the performance goals. For Mr. Berglund, any time-based equity awards (stock options or time-based restricted stock units) would be subject to an additional 12 months service credit toward vesting of the awards in addition to the pro rata vesting described in the prior sentence.

In addition to these severance provisions, certain past equity awards that were granted subject to terms providing for acceleration upon termination without cause or with good reason are grandfathered. For Mr. Painter, 50% of the awards granted to him upon his promotion to CFO on February 1, 2016 would vest.
Under the Change in Control Severance Agreements, if the executive’s employment is terminated as described above and the termination occurs within 12 months following a change in control, or within three months prior to the change in control if such termination is in connection with the change in control (collectively referred to as “double trigger” provisions), the executive will instead receive:

•	150% (200% in the case of Mr. Berglund) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus;

•	a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;

•	a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Berglund) of continued health coverage; and

•
accelerated vesting of outstanding equity awards, with settlement and/or conversion of performance-based awards based on performance to date at the time of the change of control (to the extent the performance-based vesting condition is satisfied, performance stock units will vest on a pro rata basis based on the length of time since the date of the grant, with vested units being paid out and any remaining unvested units to be converted into time-based restricted stock units of the acquirer).

In the event that the benefits payable under these arrangements constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. None of the Executive Severance Agreements or Change In Control Severance Agreements provide for a tax “gross-up” obligation by the Company in the event that any excise tax becomes payable by a Named Executive Officer.
The foregoing description is qualified in its entirety by the description of these agreements reported on Form 8‑K filed by the Company on February 7, 2017, and by the forms of Executive Severance Agreement and Change in Control Severance Agreement filed as exhibits 10.1 and 10.2 to the Company’s Report on Form 10-Q filed on June 30, 2017 and exhibits 10.1 and 10.2 to the Company’s Report on Form 10-K filed on February 22, 2019.
On January 4, 2020, Mr. Painter became CEO of the Company and Mr. Berglund assumed the role of executive chairman of the Board of Directors. In connection with Mr. Painter’s appointment as CEO at the beginning of the 2020 fiscal year, the Board of Directors approved executive severance and change in control severance benefits for Mr. Painter generally consistent with the terms of Mr. Berglund’s Executive Severance Agreement and Change in Control Severance Agreement. The description of these benefits is found in the Company’s Form 8-K current report, filed December 18, 2019. Given that Mr. Painter’s amended and restated executive severance benefits and change in control benefits as CEO only became effective in fiscal year 2020, they are not described herein or reflected in the tables below. Mr. Berglund’s existing Executive Severance Agreement and Change in Control Severance Agreement remained in effect following his appointment to executive chairman of the Board of Directors.
Termination without a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Executive Severance Agreements based upon the assumption that a qualifying termination event occurred on the last day of the fiscal year ended January 3, 2020, and such termination was not in connection with a change in control.

POTENTIAL PAYMENTS UPON A QUALIFYING TERMINATION
Name	Multiple of Salary and Target Bonus (1)	Bonus accrued but unpaid as of fiscal year end (2)	Health Benefits (3)	Total
Steven W. Berglund	$4,657,500	$258,750	$26,603	$4,942,853
Robert G. Painter	$980,438	$87,150	$31,354	$1,098,942
Michael Bank	$720,000	$82,128	$21,137	$823,265
Bryn Fosburgh	$836,154	$74,325	$20,692	$931,171
Darryl Matthews	$790,583	$35,137	$31,602	$857,322

(1)	The multiple for Mr. Berglund is 200%. The multiple for the other Named Executive Officers is 100%.

(2)	The bonus amount represents the amount of incentive bonus accrued under the MIP as of fiscal year end.

(3)	Reflects a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Berglund) of continued health coverage.
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a qualifying termination event had occurred on January 3, 2020 and such termination was not in connection with a change in control.

POTENTIAL ACCELERATION OF EQUITY UPON A QUALIFYING TERMINATION
Name	Accelerated Vesting of (1)		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSUs as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Steven W. Berglund	—	245,097	$—	$10,173,981	$10,173,981
Robert G. Painter (2)	938	31,117	$20,852	$1,291,674	$1,312,526
Michael Bank	—	20,921	$—	$868,425	$868,425
Bryn Fosburgh	—	25,587	$—	$1,062,129	$1,062,129
Darryl Matthews	—	24,269	$—	$1,007,395	$1,007,395

(1)	Reflects pro rata vesting of each stock option and time-based RSU award, and pro rata vesting of PRSU awards with adjustment based on estimated attainment of performance to date.

(2)
Under Mr. Painter's executive severance agreement dated February 1, 2016, 50% of the RSUs and stock options granted to him upon his promotion to CFO on the same date shall vest upon termination without cause or with good reason. Mr. Painter was granted 30,000 RSUs and 45,000 stock options on such date.

Termination in Connection with a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Change In Control Severance Agreements based upon the assumption that a change in control event occurred on January 3, 2020 (except as otherwise indicated), and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL PAYMENTS UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Multiple of Salary and Target Bonus (1)	Bonus accrued but unpaid as of fiscal year end (2)	Health Benefits (3)	Total
Steven W. Berglund	$4,657,500	$258,750	$26,603	$4,942,853
Robert G. Painter	$1,470,657	$87,150	$31,354	$1,589,161
Michael Bank	$1,080,000	$82,128	$21,137	$1,183,265
Bryn Fosburgh	$1,254,231	$74,325	$20,692	$1,349,248
Darryl Matthews	$1,185,875	$35,137	$31,602	$1,252,614

(1)	The multiple for Mr. Berglund is 200%. The multiple for the other Named Executive Officers is 150%.

(2)	The bonus amount represents the amount of incentive bonus accrued under the MIP as of January 3, 2020.

(3)	Reflects a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Berglund) of continued health coverage.
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a change in control event had occurred on January 3, 2020, and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL ACCELERATION OF EQUITY UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Accelerated Vesting of (1)		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSUs as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Steven W. Berglund	—	443,882	$—	$18,425,526	$18,425,526
Robert G. Painter	938	96,198	$20,852	$3,993,172	$4,014,024
Michael Bank	—	62,606	$—	$2,598,755	$2,598,755
Bryn Fosburgh	—	85,033	$—	$3,529,725	$3,529,725
Darryl Matthews	—	67,476	$—	$2,800,937	$2,800,937

(1)	Reflects accelerated vesting of each option and time-based RSU award and pro-rata vesting of PRSU awards based on performance to date, with the balance converted to time-based RSUs.
Under the terms of the Company’s 2002 Stock Plan, (i) if, in connection with a change in control, the then-unvested restricted stock units or then-unvested stock options for the Named Executive Officers are not assumed by an acquiring company, the restricted stock units and options would immediately vest or (ii) if the restricted stock units and options are assumed by an acquiring company, and a Named Executive Officer is terminated for certain qualifying reasons following a change in control (or prior to a change in control if such termination was at the request of the potential acquirer), the then-unvested restricted stock units and options would immediately vest.
Trimble Age & Service Equity Vesting Program
Commencing in 2017, a new post-employment arrangement was adopted for certain eligible executive officers, including each of the Named Executive Officers. The Trimble Age & Service Equity Vesting Program (the “Vesting Program”) provides for the vesting of certain equity awards, as well as certain medical benefit payments, to eligible participants upon retirement. Program eligibility requires a minimum age of 55, a minimum of 10 years of total service, and a “combined 70” requirement that the sum of the participant’s years of age and years of service combines to total at least 70 years. Participants must also agree to a general release of claims and to non-solicitation and non-competition obligations. Under the Vesting Program, eligible equity awards, which are equity awards granted after the time a participant is selected by the Compensation Committee to participate in the Vesting Program, will vest upon retirement of an eligible participant. Time-based restricted stock units and other time-based equity will fully vest, and performance stock units will vest on a pro rata basis, subject to the satisfaction of any performance-based vesting conditions. In addition, upon a qualifying retirement of a participating executive, the executive will receive a lump sum medical and dental benefit in the amount of $50,000.
Mr. Berglund and Mr. Fosburgh currently meet the criteria for a qualifying retirement.
Death Benefits
The Company provides certain death benefits generally to its full time employees, including to the Named Executive Officers. In the event of the death of a Named Executive Officer, the following payments and benefits would become payable in a lump sum to, or provided to, such Named Executive Officer’s estate (unless otherwise noted): (i) payment of six months’ base salary to the surviving spouse/dependents of the Named Executive Officer, (ii) with respect to equity awards granted on or after July 30, 2012, vesting of a portion of those awards that would have vested within the two years following the death of the Named Executive Officer but for such death, (iii) payout under the life insurance policy (with base coverage of 2 times base salary) pertaining to the Named Executive Officer, (iv) 12 months’ of continued health insurance coverage for the surviving spouse/dependents of the Named Executive Officer, and (v) a pro rata payment under the MIP based on the date of the Named Executive Officer’s death. The table below sets forth the value of the foregoing, assuming that the triggering event occurred on January 3, 2020 (except as otherwise indicated):

Name	Six Months Base Salary	Aggregate Market Value of Accelerated Vesting of Options, PRSUs and RSUs (1)	Life Insurance (2)	Health Benefits (3)	Pro Rata Bonus (4)	Total (5)
Steven W. Berglund	$517,500	$17,837,586	$1,100,000	$8,319	$258,750	$19,722,155
Robert G. Painter	$272,344	$3,717,291	$1,038,000	$16,571	$87,150	$5,131,356
Michael Bank	$200,000	$2,437,481	$690,000	$8,574	$82,128	$3,418,183
Bryn Fosburgh	$232,265	$3,051,886	$902,000	$8,319	$74,325	$4,268,795
Darryl Matthews	$219,607	$2,639,663	$853,000	$16,159	$35,137	$3,763,566

(1)
The market value of the accelerated portion of the restricted stock units was calculated by using the closing price of the Company’s common stock. The market value of the accelerated portion of options was calculated by using the closing price of the Company's common stock, less the exercise price of such options. The closing price of the Company's common stock on January 3, 2020 was $41.51.

(2)
Life insurance payouts are based on the Named Executive Officer’s “benefit salary” which is defined as his or her base salary as of September 1st of the previous fiscal year. Mr. Berglund’s life insurance payout is capped at $1,100,000.

(3)	Health benefits reflect twelve months of COBRA premiums for the Named Executive Officer’s spouse and/or dependents, and are calculated as of January 3, 2020 to reflect 2019 health plan rates.

(4)	The bonus amount represents the amount of bonus accrued but unpaid under the MIP as of January 3, 2020.

(5)
Named Executive Officers are also entitled to additional death benefits due to a death caused by an accident while working for the Company or while traveling on Company business. Officers and vice presidents of the Company are entitled to an additional $500,000 if they die while traveling on Company business. An employee of the Company who dies in an accident while working for the Company will be entitled to receive an additional 2 times his or her base salary.

CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of all our employees, the annual total compensation of our President and Chief Executive Officer, Steven W. Berglund, and the ratio of these two amounts.
We have determined the median of the annual total compensation of all our employees, excluding Mr. Berglund, for 2019 to be $70,075. The annual total compensation of Mr. Berglund, our CEO, was $9,680,494 for 2019, as reported in our Summary Compensation Table. The ratio of the annual total compensation of Mr. Berglund to the median of the annual total compensation of all our employees was 138 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
As permitted by SEC rules, to identify our median employee,

•
We selected the base salaries in effect as of October 1, 2019 and profit-sharing amounts for the period from October 1, 2018 through September 30, 2019 as the compensation measure to be used to compare the compensation of our employees.

•
We selected October 1, 2019, which is within the last three months of 2019, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner. We also used October 1 as our measuring date in 2018.

•
As of October 1, 2019, our employee population consisted of approximately 11,362 individuals, with approximately 5,155 employees in the United States and approximately 6,207 employees outside the United States. In determining this population, we considered the employees of our subsidiaries and all of our worldwide employees other than the CEO, whether employed on a full-time, part-time, or seasonal basis, except for our employees in Argentina (1 employee), Bulgaria (2 employees), Ghana (1 employee), Kenya (2 employees), Saudi Arabia (2 employees), Austria (4 employees), Chile (2 employees), Ukraine (5 employees), Estonia (5 employees), Indonesia (8 employees), Italy (3 employees) and Poland (7 employees) (a total of 42 individuals, and less than 1% of our employee population) who were excluded pursuant to the de minimis exemption provided under Item 402(u). The de minimis exception permits a company to exclude up to 5% of its total employees who are located in countries outside the United States. We did not include any contractors or other non-employee workers in our employee population.

•	We annualized the compensation for any full-time and part-time employees who commenced work during 2019. We did not make any cost of living adjustments.
Using the methodology described above, we selected the individual at the median of our employee population, who was a Customer Success Manager based in the United States.
Having identified this median employee, we totaled all of the elements of the employee’s annual total compensation for 2019 in accordance with the requirements of the applicable SEC rules, using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table.
Because the SEC rules for identifying the median of the annual total compensation of all our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as those companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.
The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. EY, the Company’s current independent registered public accounting firm, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with EY the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.
The Audit Committee has discussed with EY those matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). EY has provided the Audit Committee with the written disclosures and the letter required by the PCAOB. The Audit Committee has also discussed with EY its independence from management, and the Company and has also determined that EY’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of EY with respect to the Company and its management.
Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended January 3, 2020.
Submitted by the Audit Committee of the Company’s Board of Directors,

Kaigham (Ken) Gabriel, Member	Sandra MacQuillan, Member	Mark S. Peek, Chair
Audit Committee	Audit Committee	Audit Committee

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security Ownership of Certain Beneficial Owners
The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 30, 2020, the Record Date, by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The applicable percentage of share ownership in the table is based on 249,729,433 shares of the Company’s Common Stock outstanding at the Record Date.
We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, New York, 10055	25,554,893	(1)	10.2%
The Vanguard Group 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	23,875,445	(2)	9.6%
Capital International Investors 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, California 90025	17,493,206	(3)	7.0%

(1)
The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on February 4, 2020. BlackRock, Inc. has sole voting power over 23,574,126 shares and sole dispositive power over all of the shares listed. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares but no one person’s interest in the shares is more than five percent of the total outstanding shares of the Company's Common Stock.

(2)
The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group has sole voting power over 182,914 shares, shared voting power over 72,252 shares, sole dispositive power over 23,642,377 shares, and shared dispositive power over 233,068 shares.

(3)
The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filing with the SEC on February 14, 2020 by Capital International Investors (CII). CII is a division of Capital Research and Management Company (CRMC). CII divisions of CRMC and Capital Bank and Trust Company, along with certain CRMC subsidiaries, collectively provide investment management services under the name “Capital International Investors.” CII has sole voting power over 16,806,131 shares and sole dispositive power over all of the shares listed.

Security Ownership of Management
The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 30, 2020, the Record Date, (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this Proxy Statement; and (iii) all directors and executive officers of the Company, as a group. The applicable percentage share ownership is based on shares of the Company’s Common Stock outstanding at March 30, 2020.
We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, all shares of Common Stock subject to options, restricted stock units, or warrants held by that person that are exercisable within 60 days of the Record Date are counted as outstanding (but such shares are not counted as outstanding for purposes of computing the percentage ownership of any other person). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Steven W. Berglund (2)	648,720	*
Michael Bank (3)	34,342	*
Börje Ekholm (4)	36,368	*
Bryn Fosburgh (5)	85,529	*
Kaigham (Ken) Gabriel (6)	15,356	*
Merit E. Janow (6)	36,856	*
Meaghan Lloyd (6)	33,903	*
Sandra MacQuillan (6)	10,380	*
Darryl Matthews (7)	33,433	*
Ronald S. Nersesian (6)	39,006	*
Robert G. Painter (8)	150,893	*
Mark S. Peek (9)	87,251	*
Johan Wibergh (6)	14,703	*
All directors and executive officers, as a group (22 persons) (10)	1,643,000	*

*	Indicates less than 1%.

(1)	The business address of each of the persons named in this table is: c/o Trimble Inc, 935 Stewart Drive, Sunnyvale, California 94085.

(2)	Includes 84,628 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 29, 2020.
(3) Includes 15,700 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 29, 2020.

(4)	Includes 2,698 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 29, 2020.

(5)	Includes 10,000 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 29, 2020.
(6) Includes 6,494 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 29, 2020.

(7)	Includes 9,500 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 29, 2020.
(8) Includes 73,848 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 29, 2020.

(9)	Includes 31,494 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 29, 2020

(10)	Includes 427,648 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 29, 2020.

Equity Compensation Plan Information
The following table sets forth, as of January 3, 2020, certain information regarding the Company’s equity compensation plans. The Company does not have any equity compensation plans that were not approved by security holders. For a complete description of the Company’s equity compensation plans, please see Note 15 to the Company’s audited consolidated financial statements for the fiscal year ended January 3, 2020, included in the Company’s annual report on Form 10-K filed with the SEC on February 28, 2020.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Plan Category	(Column A)	(Column B)	(Column C)
Equity compensation plans approved by security holders	6,711,100 (1)	$29.96 (2)	15,611,248 (3)

(1)
Reflects the number of shares underlying outstanding stock options (1,033,564 shares), shares issuable upon the vesting of RSUs (3,664,295 shares), and shares issuable upon the vesting of PRSUs based on the target number of shares to be issued under the awards (2,013,241 shares). If the PRSUs were to vest at the maximum payout, an additional 1,968,766 shares would be issued at the date of vest.

(2)	The weighted-average exercise price relates to the outstanding stock options included in column (A).

(3)
Consists of 8,143,039 shares available for issuance under the 2002 Stock Plan and 7,468,209 shares available for issuance under the Employee Stock Purchase Plan. This table excludes the proposed share increase under the 2002 Stock Plan but includes information about securities previously authorized for issuance under the 2002 Stock Plan and remaining available for future issuance under the 2002 Stock Plan.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended January 3, 2020, file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.
To the Company’s knowledge, based solely on its review of the copies of such forms received by the Company, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with on a timely basis during the fiscal year ended January 3, 2020, except that the initial report on Form 3 (Initial Statement of Beneficial Ownership of Securities) for James Langley, an executive officer of the Company, was filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.
In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available on the Company’s website at investor.trimble.com/corporate-governance. Pursuant to the Policy all employees must seek a waiver or approval from the Company’s Compliance Officer for all actual or apparent conflicts of interests. Waivers affecting the Company’s officers or members of the Board of Directors must be approved by the Board of Directors. The Company’s officers must report any violations of the Policy to the Company’s Compliance Officer or the Chairman of the Board of Directors. The Company’s compliance officer is the Company’s general counsel, the chairman of the Audit Committee in the general counsel’s absence, or such other person as the Board of Directors may designate.
In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;

•	the importance of the transaction to the related person and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and

•	any other matters the Audit Committee or other committee, as applicable, deems appropriate.
Certain Disclosures Related to Determination of Director Independence for Fiscal 2019
The Board of Directors has determined that each of the directors besides Mr. Berglund and Mr. Painter are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules.
HOUSEHOLDING
As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Stockholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.
The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices, Attention: Investor Relations, at 935 Stewart Drive, Sunnyvale, California 94085, (408) 481-8000.
OTHER MATTERS
The Company knows of no other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.
It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote electronically via the internet or by telephone or, if you have requested a paper copy of the proxy materials, complete and return the accompanying proxy in accordance with the detailed instructions on your individual proxy card.
For the Board of Directors
Steven W. Berglund
Executive Chairman of the Board
Dated: April 15, 2020

APPENDIX A
Reconciliation of GAAP to non-GAAP financial measures
This Proxy Statement contains information regarding financial measures that are not calculated in accordance with GAAP. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in this Proxy Statement, and the adjustments to comparable GAAP measures, are set forth below:
Non-GAAP revenue
We believe this measure helps investors understand the performance of our business, as non-GAAP revenue excludes the effects of certain acquired deferred revenue that was written down to fair value in purchase accounting. Management believes that excluding fair value purchase accounting adjustments more closely correlates with the ordinary and ongoing course of the acquired company’s operations and facilitates analysis of revenue growth and business trends.
Non-GAAP gross margin
We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions, and manufacturing costs influence our business. Non-GAAP gross margin excludes the effects of acquired deferred revenue that was written down to fair value in purchase accounting, restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, and acquisition/divestiture items associated with the acceleration of acquisition stock options from GAAP gross margin. We believe that these adjustments offer investors additional information that may be useful to view trends in our gross margin performance.
Non-GAAP operating income
We believe our investors benefit by understanding our non-GAAP operating income trends, which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes the effects of purchase accounting adjustments to certain acquired deferred revenue and acquired capitalized commissions, restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, and acquisition/divestiture items from GAAP operating income. We believe that these adjustments offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.
Non-GAAP diluted net income per share
We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes the effects of purchase accounting adjustments to certain acquired deferred revenue and acquired capitalized commissions, restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition/divestiture items, debt issuance costs, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these adjustments offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

GAAP TO NON-GAAP RECONCILIATION
(dollars in millions, except per share data)
(unaudited)

	Fiscal Years
	2019		2018
	Dollar	% of	Dollar	% of
	Amount	Revenue	Amount	Revenue
REVENUE:
GAAP revenue:	$3,264.3		$3,108.4
Acquired deferred revenue adjustment	7.0		23.6
Non-GAAP Revenue:	$3,271.3		$3,132.0

GROSS MARGIN:
GAAP gross margin:	$1,780.9	54.6%	$1,681.0	54.1%
Acquired deferred revenue adjustment	7.0		23.6
Restructuring charges	1.1		0.5
Amortization of purchased intangible assets	94.1		103.2
Stock-based compensation	5.6		4.5
Amortization of acquisition-related inventory step-up	—		0.2
Acquisition / divestiture items	—		2.0
Non-GAAP gross margin:	$1,888.7	57.7%	$1,815.0	58.0%

OPERATING INCOME:
GAAP operating income:	$375.9	11.5%	$320.7	10.3%
Acquired deferred revenue adjustment	7.0		23.6
Restructuring charges	27.9		8.7
Amortization of purchased intangible assets	167.8		179.6
Stock-based compensation	75.0		76.9
Amortization of acquisition-related inventory step-up	—		0.2
Acquisition / divestiture items	20.5		38.9
Amortization of acquired capitalized commissions	(6.3)		(4.7)
Non-GAAP operating income:	$667.8	20.4%	$643.9	20.6%

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Inc.:	$2.03		$1.12
Acquired deferred revenue adjustment	0.03		0.09
Restructuring charges	0.11		0.04
Amortization of purchased intangible assets	0.66		0.71
Stock-based compensation	0.30		0.30
Amortization of acquisition-related inventory step-up	—		—
Acquisition / divestiture items	0.03		0.15
Amortization of acquired capitalized commissions	(0.02)		(0.02)
Debt issuance costs	—		0.03
Non-GAAP tax adjustments	(1.15)		(0.48)
Non-GAAP diluted net income per share attributable to Trimble Inc.:	$1.99		$1.94

Annualized Recurring Revenue
Annualized Recurring Revenue (ARR) for a given fiscal quarter is calculated by dividing non-GAAP recurring revenue, which includes subscription and support, for the quarter by the number of days in the quarter and multiplying by 365.

Dollars in Millions	Fourth quarter of fiscal
	2019	2018
GAAP Recurring Revenue	$303.0	$258.5
Add: Elimination of deferred revenue adjustment in connection with acquisitions	$0.8	$7.4
Non-GAAP Recurring Revenue	$303.8	$265.9
Divided by: Number of Days in Quarter	98	91
Daily Non-GAAP Recurring Revenue	$3.1	$2.9
Multiplied by: 365	365	365
Annualized Recurring Revenue	$1,131.5	$1,066.5

APPENDIX B
TRIMBLE INC.
AMENDED AND RESTATED 2002 STOCK PLAN
(as amended and restated April 6, 2020)

1.	Purposes of the Plan. The purposes of this Amended and Restated 2002 Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.
Grants under the Plan may be Awards, Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

2.	Definitions. As used herein, the following definitions shall apply:
(a)    Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
(b)    Affiliate” means any “parent” or “subsidiary” as such terms are defined in Rule 405 of the U.S. Securities Act of 1933, as amended. The Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)    Applicable Laws” means the requirements relating to the administration of stock incentive plans under U.S. state corporate laws, U.S. federal, state and foreign securities laws, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Awards are, or will be, granted under the Plan.
(d)    Award” means a grant of Shares, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance-Based Awards, or of any other right to receive Shares or cash pursuant to Section 12 of the Plan.
(e)    Award Agreement” means a written or electronic form of notice or agreement between the Company and an Awardee evidencing the terms and conditions of an individual Award. The Award Agreement is subject to the terms and conditions of the Plan.
(f)    Awarded Stock” means the Common Stock subject to an Award.
(g)    Awardee” means the holder of an outstanding Award.
(h)    Board” means the board of directors of the Company.
(i)    Change in Control” means the occurrence of any of the following events:
(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)    A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iv)    The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity

(including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company or the ultimate parent entity in substantially the same proportions of their ownership after the transaction.
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
(j)    Code” means the U.S. Internal Revenue Code of 1986, as amended.
(k)    Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.
(l)    Common Stock” means the common stock of the Company.
(m)    Company” means Trimble Inc., a Delaware corporation, or any successor thereto.
(n)    Consultant” means any natural person, including an advisor, rendering services to the Company or a Parent or Subsidiary or Affiliate and the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
(o)    Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.
(p)    Director” means a member of the Board.
(q)    Disability” means that the Awardee or Optionee would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary or Affiliate to which the Awardee or Optionee provides services regardless of whether the Awardee or Optionee is covered by such policy. If the Company or Subsidiary or Affiliate to which the Awardee or Optionee provides service does not have a long-term disability plan in place, “Disability” means that an Awardee or Optionee is unable to carry out the responsibilities and functions of the position held by the Awardee or Optionee by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. An Awardee or Optionee shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code and for purposes of an Award that is subject to Section 409A of the Code, “Disability” shall have the meaning under Section 409A of the Code to the extent necessary to comply with such Section.
(r)    Dividend Equivalents” means rights granted to an Awardee related to the Award of Restricted Stock Units or other Awards for which Shares have not been issued yet, which is a right to receive the equivalent value of dividends paid on the Shares prior to vesting of the Award. Such Dividend Equivalents shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.
(s)    Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary or Affiliate of the Company, but shall exclude individuals who are classified by the Company or any Parent or Subsidiary or Affiliate as (a) leased from or otherwise employed by a third party, (b) independent contractors or (c) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or protected under applicable local laws, as interpreted by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary or Affiliate, or any successor. For purposes of Incentive Stock Options, no such leave may exceed three months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the last day of the three month period of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(t)    Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(u)    Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported;
(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)    In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board, and to the extent applicable, in compliance with Section 409A of the Code.
Notwithstanding the foregoing, for income tax reporting purposes under U.S. federal, state, local or non-U.S. law and for such other purposes as the Administrator deems appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award or an Option, the Fair Market Value shall be determined by the Company in accordance with Applicable Laws and uniform and nondiscriminatory standards adopted by it from time to time.
(v)    Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(w)    Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(x)    Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)    Option” means a stock option granted pursuant to the Plan.
(z)    Option Agreement” means a written or electronic form of notice or agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.
(aa)    Optioned Stock” means the Common Stock subject to an Option.
(bb)    Optionee” means the holder of an outstanding Option.
(cc)    Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(dd)    Performance-Based Award” means an Award granted pursuant to Section 11.
(ee)    Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an Awardee for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: earnings or net earnings (either before or after interest, taxes, depreciation and/or amortization), economic value-added, sales or revenue, income, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on assets or net assets, return on stockholders’ equity, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per Share, price per Share, market share, new products, customer penetration, technology and risk management, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Awardee.
(ff)    Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Affiliate, the performance of a division or a business unit of the Company or a Subsidiary or Affiliate, or the performance of an individual. The Administrator, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, appropriately adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Awardees (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual, infrequently occurring or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
(gg)    Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining an Awardee’s right to, and the payment of, a Performance-Based Award.
(hh)    Plan” means this Amended and Restated 2002 Stock Plan, as amended from time to time.
(ii)    Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
(jj)    Restricted Stock” means Shares subject to certain restrictions, granted pursuant to Section 8 of the Plan.
(kk)    Restricted Stock Unit” means the right to receive a Share, or the Fair Market Value of a Share in cash, granted pursuant to Section 9 of the Plan.
(ll)    Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(mm)    Section 16(b)” means Section 16(b) of the Exchange Act.
(nn)    Service Provider” means an Employee, Director or Consultant.
(oo)    Share” means a share of Common Stock, as adjusted in accordance with Section 14 of the Plan.
(pp)    Stock Appreciation Right” means the right, granted pursuant to Section 10, to receive a payment, equal to the excess of the Fair Market Value of a specified number of Shares on the date the Stock Appreciation Right is exercised, over the grant price of the Shares.
(qq)     Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.    Stock Subject to the Plan.
(a)    Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded or optioned and delivered under the Plan is 92,570,248 Shares; provided, however, that the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 92,570,248 Shares. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to any Awards other than Options or Stock Appreciation Rights or other Awards which Awardees pay full value for (as determined on the date of the grant) shall be counted against this limit as 1.69 Shares for every one (1) Share granted. The Shares issued hereunder may be authorized, but unissued, or reacquired Common Stock.
(b)    If an Award or Option expires, is cancelled or forfeited or becomes unexercisable without having been exercised in full or otherwise settled in full, or is settled in cash, the undelivered Shares which were subject thereto shall, unless the Plan has terminated, become available for future Awards or Options under the Plan. Any Shares that become available for the grant of Awards or Option pursuant to the foregoing sentence shall be added back in accordance with the following: (i) if the Shares were subject to Options or Stock Appreciation Rights, Shares will be added back as one (1) Share for every Share subject to the Options or Stock Appreciation Rights; (ii) if the Shares were subject to Awards other than Stock Appreciation Rights, Shares will be added back as 1.69 Shares for every Share subject to the Award. To the extent permitted by Applicable Law, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against Shares available for grant pursuant to this Plan. The payment of Dividend Equivalent rights in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)    Notwithstanding anything to the contrary contained herein, the following shall not be added to the shares of Common Stock authorized for grant under Section 3(a) above: (x) Shares subject to an Option surrendered in payment of the Option exercise price, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, (y) Shares that are not issued as a result of a net settlement of a Stock Appreciation Right, and (z) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. For purposes of this Section 3(c) and for the avoidance of any doubt, “surrendered” includes the tendering of Shares held by the Optionee or Awardee, as applicable, or withheld from an Option or Award, as applicable, voluntarily by the Optionee or Awardee, as applicable, or mandatorily by the Company.
4.    Administration of the Plan.
(a)    Procedure.
(i)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)    Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards or Options granted hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
(iii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the Plan shall be administered by the Board or by a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3 and the transactions contemplated hereunder shall otherwise be structured to satisfy the requirements for exemption under Rule 16b-3.
(iv)    Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee to which the Board has delegated to serve as the Administrator, which Committee shall be constituted to satisfy Applicable Laws.
(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
(i)    to select the Service Providers to whom Awards or Options may be granted hereunder;
(ii)    to determine the number of shares of Common Stock or other amounts to be covered by each Award or Option granted hereunder and to determine the amount, if any, of cash payment to be made to an Awardee;
(iii)    to approve forms of agreements for use under the Plan;
(iv)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award or Option granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), the time or times when Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
(v)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vi)    to establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, including adopting sub-plans to the Plan or special terms for Options or Awards, for the purposes of complying with non-U.S. laws, facilitate the administration of the Plan outside the United States and/or taking advantage of tax favorable treatment for Options and Awards granted to Service Providers outside the United States (as further set forth in Section 5 of the Plan);
(vii)    to modify or amend each Award or Option (subject to Section 15(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan; provided, however, that the Administrator shall not have the discretionary authority to accelerate or delay issuance of Shares under an Option or Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the discretion of the Administrator, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code;

(viii)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award or Option previously granted by the Administrator; and
(ix)    to make all other determinations deemed necessary or advisable for administering the Plan.
(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Awardees and Optionees and any other holders of Awards or Options.
(d)    Delegation of Authority. To the extent permitted by Applicable Law, the Administrator, from time to time, may delegate to one or more officers of the Company the authority to grant Awards to Employees other than (i) Employees who are subject to Section 16 of the Exchange Act or (ii) officers of the Company to whom authority to grant Awards has been delegated hereunder. For the avoidance of doubt, to the extent permitted by Applicable Law and provided it meets the limitations of this Section 4(d), any delegation hereunder shall include the right to modify Awards as necessary to accommodate changes in Applicable Laws, including in jurisdictions outside the United States. Furthermore, any delegation hereunder shall be subject to the restrictions and limitations that the Administrator specifies at the time of such delegation, and the Administrator may rescind at any time the authority so delegated and/or appoint a new delegatee. At all times, the delegatee appointed under this Section 4(d) shall serve in such capacity at the pleasure of the Administrator.
5.    Eligibility. Nonstatutory Stock Options and Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or a Parent or Subsidiary of the Company. In order to comply with, or recognize differences in, the laws in other countries in which the Company and its Affiliates operate or have Service Providers and facilitate the administration of the Plan in other countries, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which Service Providers outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Option or Award granted to Service Providers outside the United States to comply or facilitate compliance with applicable foreign laws; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Service Providers in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 3 of the Plan; and (v) take any action, before or after an Option or Award is granted, that it deems advisable to obtain or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Option or Award under the Plan or on death, disability, retirement or other termination of employment or service, available methods of exercise or settlement of an Option or Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Service Provider, the withholding procedures and handling of any stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Options or Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other Applicable Laws.
6.    Limitations.
(a)    Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.
(b)    Neither the Plan nor any Award or Option shall confer upon an Awardee or Optionee any right with respect to continuing that individual’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Awardee’s or Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.
(c)    The following limitations shall apply to grants of Awards and Options:
(i)    No Service Provider shall be granted, in any fiscal year of the Company, Options and Awards covering more than 1,200,000 Shares.

(ii)    In connection with his or her initial service, a Service Provider may be granted Options and Awards covering an additional 1,800,000 Shares, which shall not count against the limit set forth in subsection (i) above.
(iii)    The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.
(iv)    If an Award or Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option or Award will be counted against the limits set forth in subsections (i) and (ii) above.
(d)    Notwithstanding any other provision in the Plan or in any policy of the Company regarding compensation payable to a non-employee Director, the aggregate grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Options and Awards payable in Common Stock that may be granted under the Plan to an individual as compensation for services as a non-employee Director during any calendar year, shall not exceed $750,000.
7.    Stock Options. The Administrator is authorized to make grants of Options to any Service Provider on the terms stated below.
(a)    Term. The term of each Option shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.
(b)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:
(i)    In the case of an Incentive Stock Option
(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.
(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
(ii)    In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant (A) when issued in substitution for outstanding options of an entity acquired by the Company or any Subsidiary, or (B) pursuant to a merger or consolidation of or by the Company with or into another corporation, the purchase or acquisition of property or stock by the Company of another corporation, any spin-off or other distribution of stock or property by the Company or another corporation, any reorganization of the Company, or any partial or complete liquidation of the Company, if such action by the Company or other corporation results in a significant number of Employees being transferred to a new employer or discharged, or in the creation or severance of the Parent-Subsidiary relationship.
(c)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.
(d)    Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:
(i)    cash;
(ii)    check;

(iii)    promissory note;
(iv)    other Shares already owned by the Optionee (for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
(v)    consideration received by the Company under a cashless exercise program approved by the Company;
(vi)    a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;
(vii)    with the consent of the Administrator, Shares withheld by the Company that are otherwise issuable in connection with the exercise of the Option;
(viii)    any combination of the foregoing methods of payment; or
(ix)    such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
(e)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Awards and Options granted hereunder shall be suspended during any unpaid leave of absence to the extent permitted under Applicable Laws. An Option may not be exercised for a fraction of a Share.
An Option shall be deemed exercised when the Company (or its designated agent) receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option or such person’s authorized agent, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for delivery under the Option, by the number of Shares as to which the Option is exercised.
(f)    Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If an Optionee ceases to be a Service Provider, for any reason, all unvested Shares covered by his or her Option shall be forfeited. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(g)    Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h)    Death of Optionee. If an Optionee dies while a Service Provider or within thirty (30) days of ceasing to be a Service Provider (or such longer period of time not exceeding three (3) months as is determined by the Administrator), the Option may be exercised following the Optionee’s death within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s death. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(i)    Option Agreement. All Options granted under this Plan shall be subject to such additional terms and conditions as determined by the Administrator and shall be evidenced by an Option Agreement.
8.    Grant of Restricted Stock. The Administrator is authorized to make Awards of Restricted Stock to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.
(a)    Purchase Price. At the time of the grant of an Award of Restricted Stock, the Administrator shall determine the price, if any, to be paid by the Awardee for each Share subject to the Award of Restricted Stock. To the extent required by Applicable Laws, the price to be paid by the Awardee for each Share subject to the Award of Restricted Stock shall not be less than the amount required by Applicable Laws (if any). The purchase price of Shares (if any) acquired pursuant to the Award of Restricted Stock shall be paid either: (i) in cash at the time of purchase; (ii) at the sole discretion of the Administrator, by services rendered or to be rendered to the Company or a Subsidiary or Affiliate; or (iii) in any other form of legal consideration that may be acceptable to the Administrator in its sole discretion and in compliance with Applicable Laws.
(b)    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.
(c)    Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Awardee, certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
9.    Restricted Stock Units. The Administrator is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall vest and become nonforfeitable, and may specify such conditions to vesting as it deems appropriate. On or after the vesting date (as further described in Section 13(g) below), the Company shall transfer to the Awardee one Share for each Restricted Stock Unit. Alternatively, settlement of a Restricted Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Administrator, in its sole discretion.
10.    Stock Appreciation Rights. The Administrator is authorized to make Awards of Stock Appreciation Rights to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.
(a)    Description. A Stock Appreciation Right shall entitle the Awardee (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the Stock Appreciation Right is exercised over (B) the grant price of the Stock Appreciation Right and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Administrator may impose.

(b)    Grant Price. The grant price per Share subject to a Stock Appreciation Right shall be determined by the Administrator and set forth in the Award Agreement; provided that, the per Share grant price for any Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant.
(c)    Payment and Limitations on Exercise.
(i)    Payment of the amounts determined under Section 10(c) hereof shall be in cash, in Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator.
(ii)    To the extent any payment under Section 10(a) is effected in Shares, it shall be made subject to satisfaction of all applicable provisions of Section 7 pertaining to Options.
(d)    Term.  The term of any Stock Appreciation Right shall be no longer than ten (10) years from the date of grant.
11.    Performance-Based Awards for Covered Employees.
(a)    Purpose. The purpose of this Section 11 is to provide the Administrator the ability to qualify Awards other than Options and Stock Appreciation Rights as Qualified Performance-Based Compensation as determined under Code Section 162(m). If the Administrator, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 11 shall control over any contrary provision contained in this Plan; provided, however, that the Administrator may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 11.
(b)    Applicability. This Section 11 shall apply only to those Covered Employees selected by the Administrator to receive Performance-Based Awards that are intended to qualify as Qualified Performance-Based Compensation. The designation of a Covered Employee as an Awardee for a Performance Period shall not in any manner entitle the Awardee to receive an Award for the period. Moreover, designation of a Covered Employee as an for a particular Performance Period shall not require designation of such Covered Employee as an Awardee in any subsequent Performance Period and designation of one Covered Employee as an Awardee shall not require designation of any other Covered Employees as an Awardee in such period or in any other period.
(c)    Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under this Plan which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.
(d)    Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, an Awardee must be employed by the Company or a Subsidiary or Affiliate on the day a Performance-Based Award for the appropriate Performance Period is paid to the Awardee. Furthermore, an Awardee shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, unless otherwise permitted by Section 162(m) of the Code.
(e)    Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
12.    Other Awards. The Administrator is authorized under the Plan to make any other Award to a Service Provider that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) a right with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other right with the value derived from the value of the Shares. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Awardees on such terms and conditions as determined by the Administrator from time to time.
13.    General Provisions Applicable to All Awards.
(a)    Transferability of Awards and Options. An Incentive Stock Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and, may be exercised, during the lifetime of the Optionee, only by the Optionee. Unless determined otherwise by the Administrator, an Award or Nonstatutory Stock Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised (if applicable), during the lifetime of the Optionee or Awardee, only by the Optionee or Awardee. If the Administrator makes an Award or Nonstatutory Stock Option transferable, such Award or Nonstatutory Stock Option shall contain such additional terms and conditions as the Administrator deems appropriate.
(b)    Term. Except as otherwise provided herein, the term of any Award or Option (to the extent applicable) shall be no longer than ten (10) years from the date of grant.
(c)    Exercise and Vesting upon Termination of Employment or Service. Unless otherwise set forth in the Award Agreement, all unvested Awards will terminate effective upon termination of employment or service for any reason. Unless otherwise set forth in the Award Agreement, in the case of Awards that have an exercise period (e.g., Stock Appreciation Rights), if the Awardee ceases to be a Service Provider as a result of his or her death or Disability, he or she (or his or her heirs or personal representative of his or her estate in the case of death) will have twelve (12) months after the date of termination to exercise outstanding vested Awards or shorter period if the expiration date for the Award is earlier. All Shares subject to unvested Awards that terminate upon termination of service and all unexercised Awards after expiration of the post termination will revert to the Plan.
(d)    Form of Payment. Payments with respect to any Awards granted under the Plan shall be made in cash, in Shares, or a combination of both, as determined by the Administrator.
(e)    Award Agreement. All Awards under this Plan shall be subject to such additional terms and conditions as determined by the Administrator and shall be evidenced by an Award Agreement.
(f)    Date of Grant. The date of grant of an Award or Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or Option, or such other later date as is determined by the Administrator in accordance with Applicable Laws. Notice of the determination shall be provided to each Awardee and Optionee within a reasonable time after the date of such grant.
(g)    Timing of Settlement. At the time of grant, the Administrator shall specify the settlement date applicable to an Award, which shall be no earlier than the vesting date(s) applicable to the relevant Award and may be later than the vesting date(s) to the extent and under the terms determined by the Administrator, subject to compliance with Section 409A of the Code. Until an Award has been settled, the number of Shares subject to the Award shall be subject to adjustment pursuant to Section 14(a) hereof.
(h)    Exercise or Purchase Price. The Administrator may establish the exercise or purchase price (if any) of any Award provided however that such price shall not be less than required by Applicable Law.
(i)    Vesting Conditions. The Administrator has the discretion to provide for vesting conditions for Awards tied to performance conditions which do not satisfy the requirements for Qualified Performance-Based Compensation as determined under Code Section 162(m).
(j)    Dividend Equivalents. The Administrator may determine at the time of grant whether Awards (other than those Awards pursuant to which Shares are issued at grant) will provide for Dividend Equivalent rights on such terms and conditions and subject to such restrictions as the Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the Award Agreement. Notwithstanding the foregoing, Dividend Equivalents granted with respect to any Award that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated and be subject to restrictions and risk of forfeiture to the same extent that the Shares underlying the Award are subject.
14.    Adjustments; Dissolution; Merger or Change in Control.
(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares or their value occurs, then the Administrator shall make proportional adjustments to (i) the number and class or kind of Shares that may be delivered under the Plan, (ii) the number, class or kind and price of shares covered by each outstanding Award and Option, and (iii) the numerical limits of Section 6(c). Notwithstanding the foregoing, a regular cash dividend that does not affect the Shares or the value of the Shares shall not result in the proportional adjustment to the Shares, Awards and Options contemplated under the preceding sentence. The determination by the Administrator of the adjustments provided under this Section 14(a) shall be final and binding on the affected Optionee or Awardee and the Company.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee and Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee or Awardee to have the right to exercise his or her Option or Award (if exercisable) until ten (10) days prior to such transaction as to all of the Optioned/Awarded Stock covered thereby, including Shares as to which the Option or Award would not otherwise be exercisable. The Administrator in its discretion may provide that the vesting of an Award or Option accelerate at any time prior to such transaction. To the extent it has not been previously exercised, an Option or Award (if exercisable) will terminate immediately prior to the consummation of such proposed action, and unvested Awards will be forfeited immediately prior to the consummation of such proposed action.
(c)    Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award and Option shall be assumed or an equivalent award, option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event the successor corporation does not agree to assume the Award or Option, or substitute an equivalent option or right, the Administrator shall, in lieu of such assumption or substitution, provide for the Awardee or Optionee to have the right to vest in and exercise the Option or Award (if exercisable) as to all of the Optioned/Awarded Stock, including Shares as to which the Option or Award would not otherwise be vested or exercisable, and in the case of an unvested Award, to vest in the entire Award. If the Administrator makes an Option or Award (if exercisable) fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Optionee or Awardee that the Option or Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Award (if exercisable) will terminate upon the expiration of such period. If, in such a merger or Change in Control, the Award or Option is assumed or an equivalent award or option or right is substituted by such successor corporation or a Parent or Subsidiary of such successor corporation, and if during a one-year period after the effective date of such merger or Change in Control, the Awardee’s or Optionee’s status as a Service Provider is terminated for any reason other than the Awardee’s or Optionee’s voluntary termination of such relationship, then (i) in the case of an Option or an Award (if exercisable), the Optionee or Awardee shall have the right within three (3) months thereafter to exercise the Option or Award (if exercisable) as to all of the Optioned/Awarded Stock, including Shares as to which the Option or Award (if exercisable) would not be otherwise exercisable, effective as of the date of such termination and (ii) in the case of an unvested Award, the Award shall be fully vested on the date of such termination.
For the purposes of this subsection (c), the Award or Option shall be considered assumed if, following the merger or Change in Control, the option or right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Award or each Share of Optioned Stock subject to the Option, in each case, immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or an Award (if exercisable), for each Share of Optioned Stock subject to the Option and each Share of Awarded Stock subject to the Award, and upon the vesting of an Award, for each Share of Awarded Stock to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.
15.    Amendment and Termination of the Plan.
(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan, provided that the Board may not do so without stockholder approval, if such approval would be required by Applicable Laws.

(b)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan or any Award or Option shall (i) impair the rights of any Awardee or Optionee, unless mutually agreed otherwise between the Awardee or Optionee and the Administrator, which agreement must be in writing and signed by the Awardee or Optionee and the Company, except with respect to any amendment made or other action taken pursuant to Section 21 hereof or any amendment or other action with respect to an outstanding Option or Award that may be required or desirable to comply with Applicable Laws, as determined in the sole discretion of the Administrator, or (ii) permit the reduction of the exercise price of an Option or Stock Appreciation Right, after it has been granted, to below the per Share Fair Market Value as of the date the Option or Stock Appreciation Right was granted (except for adjustments made pursuant to Section 14 of the Plan), unless approved by the Company’s stockholders. Neither may the Administrator, without the approval of the Company’s stockholders and except as provided in Section 14 of the Plan, cancel any outstanding Option or Stock Appreciation Right at any time when the then-current Fair Market Value of a Share is less than the Fair Market Value of a Share on the date that the outstanding Option or Stock Appreciation Right was granted, and replace it with (A) a new Option or Stock Appreciation Right with a lower exercise price, where the economic effect would be the same as reducing the exercise price of the cancelled Option or Stock Appreciation Right below the per Share Fair Market Value as of the date the Option or Stock Appreciation Right was granted, (B) cash or (C) any other Award. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards and Options granted under the Plan prior to the date of such termination. Any increase in the number of Shares subject to the Plan, other than pursuant to Section 14 hereof, shall be approved by the Company’s stockholders.
16.    Conditions Upon Issuance of Shares.
(a)    Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Award (if exercisable) or the vesting of an Award unless the exercise of such Option or Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)    Investment Representations. As a condition to the exercise of an Option or Award (if exercisable), the Company may require the person exercising such Option or Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
17.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
18.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
19.    Stockholder Approval; Plan Term for ISO Grants. The Plan became effective on May 23, 2002. The Plan, as most recently amended and restated has been adopted by the Board on April 6, 2020, subject to approval by the stockholders of the Company within twelve (12) months after such date. No Incentive Stock Options may be granted under the Plan after April 6, 2030.
20.    Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.
21.    Section 409A. Except as provided in Section 25 hereof, to the extent that the Administrator determines that any Award or Option granted under the Plan is subject to Section 409A of the Code, the Award Agreement or Option Agreement evidencing such Award or Option shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements and Option Agreements shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date the Plan first became effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Option or an Award is granted the Administrator determines that the Award or Option may be subject to Section 409A of the Code and related U.S. Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date the Plan first became effective), the Administrator may, without consent of the Awardee or Optionee, adopt such amendments to the Plan and the applicable Award Agreement or Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Option or an Award, in each case, without the consent of the Optionee or Awardee, as applicable, that the Administrator determines are necessary or appropriate to (a) exempt the Award or Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or Option, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical.
22.    Tax Withholding. The Company or any Subsidiary or Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require an Awardee or Optionee to remit to the Company, an amount sufficient to satisfy U.S. federal, state, and local taxes and taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) that the Company or an Affiliate determines are required to be withheld with respect to any taxable event concerning an Optionee or Awardee arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary or Affiliate, as appropriate, to satisfy withholding obligations for the payment of taxes. Without limitation, the Administrator may in its discretion and in satisfaction of the foregoing requirement allow the Company to withhold Shares otherwise issuable under an Option or Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld, which may be determined using rates of up to, but not exceeding, the maximum federal, state, local and/or foreign statutory tax rates applicable in a particular jurisdiction. The Fair Market Value of the Shares to be withheld and the applicable rate of tax withholding shall be determined on the date that the amount of tax to be withheld is to be determined. No Shares shall be delivered hereunder to any Optionee or Awardee or other person until the Optionee or Awardee, or such other person has made arrangements acceptable to the Administrator for the satisfaction of these tax obligations with respect to any taxable event concerning the Optionee or Awardee, or such other person arising as a result of the Options or Awards made under this Plan.
23.    No Right to Employment or Service. Nothing in the Plan or any Award Agreement or Option Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate any Awardee’s or Optionee’s employment or services at any time, nor confer upon any Awardee or Optionee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.
24.    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to an Awardee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Awardee any rights that are greater than those of a general creditor of the Company or any Subsidiary or Affiliate.
25.    No Representations or Covenants with respect to Tax Qualification. Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code or French-qualified stock options) or (2) avoid adverse tax treatment (e.g., under Sections 280G, 409A or 457A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment and any liability to any Optionee or Awardee for failure to maintain favorable or avoid unfavorable tax result. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Awardees or Optionees under the Plan. Nothing in this Plan or in an Option Agreement or Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any Option or Awards, and neither the Company nor any Affiliate will have any liability under any circumstances to an Optionee or Awardee or any other party if the Option or Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.
26.    Clawback/Recovery. All Options and Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions on an Option or Award as the Administrator determines necessary or appropriate in view of Applicable Laws, governance considerations or industry best practices.

TRIMBLE INC.
935 STEWART DRIVE
SUNNYVALE, CA 94085

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TRMB2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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D08766-P36515-Z76596

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRIMBLE INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Steven W. Berglund
02) Börje Ekholm
03) Kaigham (Ken) Gabriel
04) Merit E. Janow
05) Meaghan Lloyd
06) Sandra MacQuillan
07) Ronald S. Nersesian
08) Robert G. Painter
09) Mark S. Peek
10) Johan Wibergh

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D08767-P36515-Z76596

TRIMBLE INC.
Annual Meeting of Stockholders
May 27, 2020 5:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert G. Painter and James Kirkland, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them or their substitutes to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRIMBLE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM, Pacific Time on May 27, 2020, virtually at www.virtualshareholdermeeting.com/TRMB2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxies on such other business as may properly come before the meeting or any adjournment thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side